Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated November 23, 2020

among

FIESTA RESTAURANT GROUP, INC.,

as Borrower,

Fortress Credit Corp.

as Administrative Agent,

Fortress Credit Corp.

as Collateral Agent,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

and

JEFFERIES FINANCE LLC

as Lead Arranger and Sole Bookrunner.

Table of Contents

Article I DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitional Provisions	37
1.3	Accounting Terms	37
1.4	UCC Terms	38
1.5	Rounding	38
1.6	References to Agreement and Laws	38
1.7	Time	38
1.8	ERISA Matters	38
1.9	Limited Condition Acquisitions	38
1.10	Divisions	39

Article II COMMITMENTS AND LOANS		39
2.1	Credit Facilities	39
2.2	Method of Borrowing	40
2.3	Funding of Loans	40
2.4	Continuations and Conversions	40
2.5	Minimum Amounts and Interest Period Limitations	41
2.6	[Reserved]	41
2.7	Defaulting Lenders	41
2.8	Incremental Facilities	42
2.9	[Reserved]	45
2.10	Tax Treatment	45
2.11	Reduction of Committed Amount	46

Article III INTEREST, FEES, AND PAYMENTS		46
3.1	Interest Rates	46
3.2	Payment of Principal and Interest	46
3.3	Prepayments	47
3.4	Computations of Interest and Fees	50
3.5	General Payment Terms	51
3.6	Pro Rata Treatment and Sharing of Payments	52
3.7	Right of Setoff	54
3.8	Fees	54

Article IV TAXES, YIELD PROTECTION AND ILLEGALITY		55
4.1	Taxes	55
4.2	Increased Costs	58
4.3	Illegality	59
4.4	Inability to Determine LIBOR	59
4.5	Funding Losses	60
4.6	Requests for Compensation	60
4.7	Mitigation of Obligations; Replacement of Lenders	60
4.8	Survival	61

Article V COLLATERAL AND GUARANTIES		61
5.1	Collateral	61
5.2	Financing Statements	62
5.3	Guarantees; Additional Loan Parties	62

i

5.4	Further Assurances; Collateral	63
5.5	Liens Granted to Collateral Agent	63

Article VI CONDITIONS PRECEDENT		63
6.1	Initial Credit Extension	63
6.2	Conditions to All Credit Extensions	66

Article VII REPRESENTATIONS AND WARRANTIES		67
7.1	Existence and Power	67
7.2	Authorization and No Conflicts	67
7.3	Enforceability	67
7.4	Subsidiaries	67
7.5	Debt	67
7.6	Liens	67
7.7	Ownership and Location of Assets	67
7.8	Intellectual Property	68
7.9	Financial Information	68
7.10	Compliance with Laws	68
7.11	Compliance with Agreements	68
7.12	Litigation	68
7.13	Taxes	68
7.14	Environmental Matters	68
7.15	Insurance	69
7.16	Margin Regulations; Use of Proceeds	69
7.17	Transactions with Affiliates	69
7.18	ERISA	69
7.19	Labor Matters	69
7.20	Investment Company Act	69
7.21	Specified Laws; Anti-Corruption Laws; BSA, OFAC; Patriot Act	69
7.22	Solvency	70
7.23	[Reserved]	70
7.24	Disclosure	70
7.25	Foreign Subsidiaries	70

Article VIII AFFIRMATIVE COVENANTS		71
8.1	Reporting Requirements	71
8.2	Books and Records	73
8.3	Inspections, Meetings and Field Audits; Quarterly Lender Calls	73
8.4	Maintenance of Existence	74
8.5	Maintenance of Borrower	74
8.6	Insurance	74
8.7	Compliance with Laws Generally	75
8.8	Compliance with Environmental Laws	75
8.9	Compliance with Agreements	75
8.10	Payment of Taxes	75
8.11	Collateral Access Agreements	75
8.12	Lien Claims	76
8.13	ERISA	76
8.14	Conduct Business	76
8.15	Deposit Accounts	76
8.16	Use of Proceeds	76

8.17	Preserve Collateral	76
8.18	Further Assurances	77
8.19	[Reserved]	77
8.20	Post-Closing Deliverables	77

Article IX NEGATIVE COVENANTS		78
9.1	Debt	78
9.2	Limitation on Liens	78
9.3	Mergers, Acquisition, Dissolutions and Acquisitions	79
9.4	Disposition of Assets	79
9.5	Restricted Payments; Restrictive Agreements	80
9.6	Loans and Advances	80
9.7	Investments	80
9.8	[Reserved.]	81
9.9	Accounting	81
9.10	Change of Business	81
9.11	Transactions With Affiliates	81
9.12	Hedge Agreements	81
9.13	Compliance with Government Regulations	81
9.14	Organizational Documents; Subordinated Debt	82
9.15	Assignment	82
9.16	Prepayment of Debt; Payment on Subordinated Debt	82
9.17	Sale and Leaseback Transactions	82

Article X FINANCIAL COVENANTS		82
10.1	Minimum Liquidity	82
10.2	Total Leverage Ratio	82
10.3	[Reserved]	83
10.4	Equity Cure Right	83

Article XI DEFAULT		83
11.1	Default	83
11.2	Remedies Upon Default	85
11.3	Performance by Agents	85
11.4	Crediting of Payments and Proceeds	86

Article XII THE AGENTS		86
12.1	Appointment and Authority	86
12.2	Rights as a Lender	87
12.3	Indemnification	88
12.4	Exculpatory Provisions	88
12.5	Reliance by Agent; Notice of Default	90
12.6	Delegation of Duties	90
12.7	Liability of Agent-Related Persons	91
12.8	Resignation of Agent.	92
12.9	Non-Reliance on and Other Lenders	93
12.10	No Other Duties, etc	93
12.11	File Proofs of Claim	93
12.12	Credit Bidding	94
12.13	Collateral and Guaranty Matters	94
12.14	Secured Hedge Agreements and Secured Cash Management Agreements	95

Article XIII MISCELLANEOUS		95
13.1	Notices	95
13.2	No Deemed Waiver; Cumulative Remedies	97
13.3	Costs and Expenses; Indemnity; Damage Waiver; Costs and Expenses	97
13.4	Survival	99
13.5	Governing Law; Submission to Jurisdiction	99
13.6	Waiver of Jury Trial	99
13.7	Successors and Assigns	100
13.8	Amendments, Consents and Waivers	103
13.9	[Reserved]	106
13.10	Survival of Indemnification and Representation and Warranties	106
13.11	USA Patriot Act	106
13.12	Foreign Lender Reporting Requirements	106
13.13	Document Imaging	106
13.14	Counterparts; Integration; Effectiveness; Electronic Execution	107
13.15	Treatment of Certain Information; Confidentiality.	107
13.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	108
13.17	ENTIRE AGREEMENT	108
13.18	Acknowledgment Regarding Any Supported QFCs	109
13.19	Benchmark Replacement Setting	110

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of November 23, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”), is among FIESTA RESTAURANT GROUP, INC., a Delaware corporation (the “Borrower”), Fortress Credit Corp., as the Administrative Agent and the Collateral Agent and the Lenders from time to time party hereto.

RECITALS

A.  Borrower has requested the Lenders extend credit to the Borrower in the form of (a) a single advance term loan on the date hereof for purposes of (i)  refinancing and repaying certain Debt (as hereinafter defined) of the Borrower, (ii) funding fees and expenses incurred in connection with the foregoing and (iii) working capital and other general corporate purposes and (b) a pari passu secured non-amortizing, revolving credit facility.

B.  Lenders have agreed to provide such loans on the terms and conditions set out in this Agreement.

The parties hereto agree as follows:

Article I

DEFINITIONS

1.1  Definitions. As used in this Agreement, the following terms have the following meanings:

Accounts means, “Accounts” under, and as defined in, the UCC.

Acquired EBITDA means, with respect to any Acquired Entity or Business for any period, the amount for such period of EBITDA of such Acquired Entity or Business, as determined on a consolidated basis for such Acquired Entity or Business.

Acquired Entity or Business is defined in the definition of EBITDA.

Acquisition means the acquisition, whether through a single transaction or a series of related transactions, of (a) a controlling equity interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

Additional Secured Obligations means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, Additional Secured Obligations of a Company shall exclude any Excluded Hedge Obligations with respect to such Company.

Administrative Agent means Fortress Credit Corp., in its capacity as administrative agent, or any successor administrative agent appointed pursuant to Section  12.8.

Administrative Agent’s Office means Administrative Agent’s address and, as appropriate, account as Administrative Agent may from time to time provide notice to Borrower and the Lenders.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by Administrative Agent.

Affected Financial Institutions means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate means, with respect to a specified Person, (a) another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person, or (b) any officer, director, manager, or partner of the specified Person. Notwithstanding the foregoing, Softbank and members of the Softbank Group shall not be deemed Affiliates of Fortress Credit Corp. or of any of its Affiliates.

Agent-Related Persons means the Administrative Agent and the Collateral Agent, each together with its respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys- in-fact and other representatives of such Persons and Affiliates.

Agents means the Administrative Agent and the Collateral Agent.

Administrative Agent’s Office means Administrative Agent’s address and, as appropriate, account as Administrative Agent may from time to time provide notice to Borrower and the Lenders.

Agreement is defined in the preamble above.

Anti-Corruption Laws means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

Applicable Margin means, when determined, (a) with respect to Term Loans, (i) 7.75% for Term Loans maintained as LIBOR Loans and (ii) 6.75% for Term Loans maintained as Base Rate Loans and (a) with respect to Revolving Loans, (i) 7.75% for Revolving Loans maintained as LIBOR Loans and (ii) 6.75% for Revolving Loans maintained as Base Rate Loans

Applicable Premium means, as of the date of the occurrence of an Applicable Premium Trigger Event:

(a)  during the period of time from and after the Closing Date up to and including the date that is the first anniversary of the Closing Date, an amount equal to 3.00% (three percent) of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to Administrative Agent for the ratable account of the Lenders;

(b)  during the period of time after the date that is the first anniversary of the Closing Date up to and including the date that is the second anniversary of the Closing Date, an amount equal to 2.00% (two percent) of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to Administrative Agent for the ratable account of the Lenders;

(c)  during the period of time after the date that is the second anniversary of the Closing Date up to and including the date that is the third anniversary of the Closing Date, an amount equal to 1.00% (one percent) of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to Administrative Agent for the ratable account of the Lenders; and

(d)  after the date that is the third anniversary of the Closing Date, 0.00%.

Applicable Premium Trigger Event means

(a)  any mandatory assignment pursuant to Section 4.7(b)(2) or any prepayment by any Loan Party of all, or any part, of the principal balance of any Closing Date Term Loans for any reason (including, but not limited to, any optional prepayment or mandatory prepayment, and distribution in respect thereof, and any refinancing thereof), whether in whole or in part, and whether before or after (i) the occurrence of a Default, or (ii) the commencement of any case or other proceeding by any Loan Party seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or such Loan Party shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or such Loan Party shall make a general assignment for the benefit of creditors, or formally admits in writing its inability or shall fail generally to pay its debts as they become due, or such Loan Party shall take any corporate action to authorize any of the foregoing (any of the forgoing items set forth in this clause (ii), an Insolvency Proceeding), and notwithstanding any acceleration (for any reason) of the Obligations; provided that any payment required to be made pursuant to Section  3.2(a)(ii), Section 3.2(d) (other than with respect to an acceleration of the Term Loan pursuant to Section  11.2), or Section 3.3(b)(ii)(F) shall not constitute an Applicable Premium Trigger Event;

(b)  the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section  11.2, including as a result of the commencement of an Insolvency Proceeding;

(c)  the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(d)  the termination of this Agreement for any reason.

For purposes of the definition of the term Applicable Premium, if an Applicable Premium Trigger Event occurs under clause (b), (c) or (d), the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section  13.7), and accepted by Agent, substantially in the form of Exhibit F or any other form approved by Administrative Agent.

Available Amount means, on any date of determination (the “Reference Date”), an amount (which shall not be less than zero) determined on a cumulative basis equal to the sum of (without duplication):

(a)  [Reserved]; plus

(b)  the cumulative amount of Retained Excess Cash Flow (which shall not be negative) of the Borrower and its Subsidiaries; plus

(c)  the cumulative amount of any Net Proceeds of any issuance of Qualified Equity Interests after the Closing Date of the Borrower (other than any Specified Equity Contribution) to any Person to the extent such Net Proceeds have been contributed to the Borrower or any other Loan Party, to the extent that such amount was not previously applied (nor committed to be applied, provided that such commitment remains outstanding or has not otherwise terminated or expired); minus

(d)  the aggregate amount of (i) Restricted Payments made using the Available Amount pursuant to Section 9.5(a)(vii). during the period from and including the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date for which such determination is being made, but taking into account any other such usage on such date), (ii) investments made using the Available Amount pursuant to Section 9.7(o). during the period from and including the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date for which such determination is being made, but taking into account any other such usage on such date), (iii) prepayments of Subordinated Debt made using the Available Amount pursuant to Section 9.16(a). during the period from and including the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date for which such determination is being made, but taking into account any other such usage on such date) and (ii) the amount of previous or contemporaneous utilizations of any amounts or items increasing (or which would have increased, but for the usage of such amount for other purposes) the Available Amount.

Available Amount Conditions means that (i) at the time of making the Restricted Payment, Investment, or Debt prepayment, as applicable, no Potential Default or Default has occurred and is continuing or would result therefrom, (ii) any Restricted Payments made using the Available Amount shall only be made in cash, (iii) the Total Leverage Ratio on a Pro Forma Basis immediately before and immediately after giving effect to such Restricted Payment, Investment, or Debt prepayment, as applicable, is less than or equal to 2.25 to 1.00, and (iv) the Loan Parties are in compliance on a Pro Forma Basis with the financial covenants set forth in Article X immediately before giving effect to such Restricted Payment, Investment, or Debt prepayment, as applicable.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bankruptcy Code means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

Base Rate means, for any day, a rate of interest equal to the highest of: (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus 1/2 of one percent (0.50%); and (c) LIBOR for a one-month Interest Period on such day plus one percent (1.00%). If the Base Rate becomes unavailable during the term of this Agreement, Administrative Agent (at the written direction of the Required Lenders) may designate a substitute index after notifying Borrower. Any change in the Base Rate will become effective as of the date the rate of interest is different from that on the preceding Business Day. Notwithstanding the foregoing, at no time shall the Base Rate for any purpose be less than 0.0% per annum.

Base Rate Loan means a Loan which accrues interest based on the Base Rate.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Board of Directors means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, sole member, managing member, or other governing body of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.

Borrower is defined in the preamble above.

Borrowing means Loans of the same Type, made, Converted, or Continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

Borrowing Request means a written request substantially in the form of Exhibit B, which is fully completed and executed by a Responsible Officer.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by Law to remain closed, and with respect to LIBOR means a day on which commercial banks in the City of London, England are open for business and dealing in offshore dollars.

Capital Expenditure means, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, all expenditures of the Loan Parties and their Subsidiaries on a Consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures on the Borrower’s Consolidated statements of cash flows.

Capital Lease Obligation means, for any Company, the obligations of such Company to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a liability on a balance sheet of any such Company in accordance with GAAP; provided, that for purposes of this Agreement all leases of any Company that are or would be characterized as operating leases in accordance with GAAP as of December 30, 2018 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Lease Obligations) regardless of any future effectiveness of ASC 842 that would otherwise require such leases to be recharacterized as Capital Lease Obligations.

Cash Equivalents means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.

Cash Management Agreement means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

Cash Management Bank means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent, in its capacity as a party to such Cash Management Agreement.

Cash Management Liabilities means the indebtedness, obligations and liabilities of the Borrower to any Cash Management Bank (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider).

Casualty Event means the receipt by any Loan Party of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

Casualty Proceeds means all amounts received by any Loan Party as a result of any Casualty Event.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40)% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); (b)during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) a change of control or other similar event shall occur under any other agreement or instrument governing or evidencing any Debt of the Loan Parties the aggregate outstanding amount (or unfunded commitment) of which is in excess of $5,000,000.

Closing Date Commitment means, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower on the Closing Date in the aggregate principal amount not to exceed the amount set out opposite such Lender’s name on Schedule 1 as its Closing Date Commitment. The aggregate amount of Closing Date Commitments of all Term Lenders on the Closing Date is $75,000,000.

Closing Date means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set out in Section  6.1 have been satisfied or waived in writing in accordance with this Agreement.

Closing Date Term Loans is defined in Section  2.1(a)(i).

Collateral has the meaning specified in Section  5.1.

Collateral Access Agreement means a landlord lien waiver or landlord subordination agreement, bailee letter or any other similar agreement, in any case, in Proper Form and executed by the parties thereto.

Collateral Agent means Fortress Credit Corp., in its capacity as collateral agent, or any successor collateral agent appointed pursuant to Section  12.7.

Commitment means, collectively, the Closing Date Commitment, the Revolving Commitment, any commitment to make Incremental Loans and any Refinancing Loan Commitment.

Commitment Percentage means, (1) with respect to Term Loans, as to any Term Lender, (a) prior to the funding of the Term Loan, the ratio of (i) the amount of the Commitments of such Lender to (ii) the Commitments of all the Lenders, and (b) after the funding of the Term Loan, the ratio of (i) the outstanding Term Loans of such Lender to (ii) the outstanding Term Loans of all Lenders and (2) with respect to Revolving Commitments, as to any Revolving Lender, such Lenders Revolving Commitment Percentage.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, and all related rules, regulations and published interpretations and any successor statute.

Company means each of, and Companies means all of, Borrower, Guarantors and their respective Subsidiaries.

Compliance Certificate means a certificate substantially in the form of Exhibit E, fully completed and executed by a Responsible Officer of Borrower.

Connection Income Taxes means Other Connection Taxes that are imposed on or measured by net income or profits (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

Continue, Continuation and Continued refers to the continuation of a LIBOR Loan from one Interest Period to the next Interest Period in accordance with Section  2.4.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

Controlled Account means a deposit account of a Loan Party which is subject to a Deposit Account Control Agreement.

Controlled Investment Affiliate means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person (or any other Person referred to in clause (a) of this definition) primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management policies of such Person.

Conversion/Continuation Request means a written request substantially in the form of Exhibit D, which is fully completed and executed by Responsible Officer.

Convert, Conversion, and Converted refers to a conversion of one Type of Loan into another Type of Loan in accordance with Section  2.4.

Covenant Changeover Date means the earlier of (x) January 3, 2022 and (y) the date on which Liquidity is less than the Liquidity Threshold.

Credit Extension means the making, Conversion, or Continuation of a Loan.

Current Assets means, when determined, the total assets of the Borrower and its Subsidiaries on a consolidated basis which may be properly classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

Current Financials means, when determined, the financial statements of Borrower and its Subsidiaries most recently delivered to Agent in accordance with Section  8.1(a) and (b).

Current Liabilities means, when determined, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis which may be properly classified as current liabilities (other than, as applicable, the current portion of the Revolving Loans and the Term Loans) on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

Debt means, when determined for any Company and without duplication, (a) all obligations of such Company for borrowed money, (b) all obligations of such Company evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Company under conditional sale or other title retention agreements relating to property acquired by such Company (other than customary reservations or retentions of title under agreements with suppliers entered into the ordinary course of business), (d) all obligations of such Company in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and not past due for more than one hundred eighty (180) days after the date on which such trade account was created), purchase price adjustments and all “earnouts” and similar payment obligations of such Person to the extent such “earnouts” and similar payment obligations become fixed or are considered liabilities under GAAP, (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Company, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such Company of indebtedness of others, (g) the principal amount of all Capital Lease Obligations of such Company plus any accrued interest thereon, (h) all obligations, contingent or otherwise, of such Company as an account party in respect of funded letters of credit or funded letters of guarantee, (i) all obligations, contingent or otherwise, of such Company in respect of bankers’ acceptances, (j) all obligations of such Company to repurchase accounts, chattel paper, or notes receivable sold by such Company, (k) all obligations of such Company in respect of Disqualified Equity Interest and all other obligations of such Company to redeem or repurchase any of such Company’s Equity Interests, (l) the net obligation of such Company under any Hedge Agreement (which, on any date, shall be deemed to be the Hedge Termination Value as of such date), and (m) all liabilities of such Company in respect of unfunded vested benefits under any ERISA employee plan. The Debt of any Company shall include indebtedness of any other entity (including any partnership in which such Company is a general partner) to the extent such Company is liable therefore as a result of such Company’s ownership interest in or other relationship with such entity, except to the extent the terms of such indebtedness provide that such Company is not liable therefor.

Debtor Relief Laws means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the U.S. or other applicable jurisdictions from time to time in effect.

Default has the meaning specified in Section  11.1.

Default Rate means the lesser of (a) the Maximum Rate, and (b) (i) for LIBOR Loans, the sum of LIBOR plus the Applicable Margin for LIBOR Loans, plus two percent (2.00%), and (ii) for Base Rate Loans and all other Obligations (other than LIBOR Loans), the sum of the Base Rate, plus the Applicable Margin for Base Rate Loans, plus two percent (2.00%).

Defaulting Lender means any Lender that:

(a)  has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded under this Agreement unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Potential Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within two (2) Business Days of the date when due,

(b)  has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan under this Agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Potential Default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)  has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations under this Agreement (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this paragraph (c) upon receipt of such written confirmation by Administrative Agent and Borrower),

(d)  has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or

(e)  has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action;

provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.

Deposit Account Control Agreement means, as to any deposit account of any Loan Party held with a bank, an agreement or agreements in Proper Form among the Loan Party owning such deposit account, Collateral Agent and such other bank governing such deposit account.

Disposed EBITDA means, with respect to any Sold Entity or Business for any period, the amount of EBITDA of such Sold Entity or Business for such period, all as determined on a consolidated basis for such Sold Entity or Business.

Disposition means the sale, lease, transfer, conveyance, assignment, license, or other disposition of any asset by any Company (including any Sale and Leaseback Transaction), including without limitation, by way of, or under, a division consummated pursuant to applicable Law, and any sale, assignment, transfer, conveyance, or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Equity Interest means any Equity Interest, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise on or prior to the date which is 91 days after the Latest Maturity Date (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or other similar event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not Disqualified Equity Interests) on or prior to the date which is 91 days after the Latest Maturity Date (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash (other than Tax Distributions) on or prior to the date which is 91 days after the Latest Maturity Date, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the date which is 91 days after the Latest Maturity Date.

Disqualified Lender means each Person listed on Schedule 13.7 and their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons listed on Schedule 13.7) so long as such Affiliate is (x) identified in writing to the Administrative Agent by the Borrower from time to time or (y) clearly identifiable as Affiliates on the basis of such Affiliate’s name; provided that such designations shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and Commitments).

Distribution means (a) any dividend, distribution, or other payment (whether in cash, securities, or other property) in respect of the Equity Interests of a Company, (b) any redemption, purchase, retirement or other acquisition by a Company of any of its Equity Interests, or (c) the establishment of any fund for any such distribution, dividend, payment, redemption, purchase, retirement, or acquisition, including any sinking fund or similar arrangement.

Dollar, Dollars and $ means currency of the U.S. which is at the time of payment legal tender for the payment of public and private debts in the U.S.

Domestic Subsidiary means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

EBITDA means, with respect to any Person (provided that, unless otherwise stated, “EBITDA” shall refer to EBITDA of the Borrower and its Subsidiaries on a Consolidated basis) for any period, Net Income for such Person and its subsidiaries for such period, plus:

(a)  the sum of, without duplication, to the extent deducted in (or excluded from) the calculation of Net Income (or loss) for such period:

(i)  consolidated Interest Expense of such Person for such period and, to the extent not reflected in such consolidated Interest Expense, (A) any fees, expenses and charges incurred in respect of financing activities (including commissions, discounts and closing fees) permitted hereunder, including, without limitation, Interest Expense compounded under Capital Leases and Synthetic Lease Obligations, and (B) any fees, expenses and charges made in respect of non-speculative hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk;

(ii)  consolidated Tax expense of such Person for such period based on income, profits or capital, including federal, provincial, state, local, foreign, franchise, capital, tariffs, customs, duties and similar taxes and withholding taxes paid or accrued during such period;

(iii)  amounts attributable to depreciation and amortization expense of such Person for such period in accordance with GAAP;

(iv)  non-cash expenses and charges for such period;

(v)  [reserved];

(vi)  out-of-pocket costs, fees, charges and expenses arising in connection with any transaction that is or would be a Permitted Acquisition, other permitted investment, permitted Disposition set forth in Section 9.4, debt or equity financing or non-speculative hedging transaction, in each case, whether or not consummated;

(vii)  severance costs and expenses and restructuring charges or expenses (including, but not limited to, integration costs, restructuring costs related to acquisitions and to closure or consolidation of Restaurants, facilities or locations, any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use, efficiency and cost savings initiatives, relocation, business optimization, retention bonuses, consultant fees, other executive recruiting and retention and lease and other contract buyouts) not to exceed, together with the add-back set forth in clauses (a)(viii) and (c) below, fifteen percent (15%) of EBITDA calculated before giving effect to this clause (vii) and clauses (a)(viii) and (c) below in the aggregate for the applicable period.

(viii)  unusual or non-recurring fees, charges and other expenses not to exceed, together with the add-back set forth in clauses (a)(vii) above and (c) below, fifteen percent (15%) of EBITDA calculated before giving effect to this clause (viii) and clauses (a)(vii) above and (c) below in the aggregate for the applicable period;

(ix)  [reserved];

(x)  cash expenses incurred during such period in connection with Casualty Events to the extent such expenses are actually reimbursed in cash by a non-Affiliated third party during such period;

(xi)  any fees, costs and expenses in connection with any waivers, amendments or maintenance (or similar actions) of the Loans and the Loan Documents, in each case, not related to the closing of such documents on or in connection with the Closing Date;

(xii)  non-cash compensation expense (including deferred non-cash compensation expense) or other non-cash expenses or charges arising in connection with the sale of or issuance of Equity Interests, the granting of stock options and the granting of stock appreciation rights and similar arrangements or plans in connection therewith, in each case, to the extent permitted hereunder, minus the amount of any such expense or charges when paid in cash to the extent not deducted in the computation of Net Income (or loss);

(xiii)  Other Designated Expenses;

(xiv)  Pre-Opening Costs;

(xv)  earnouts and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case, not duplicative of clause (vi) above and to the extent permitted to be incurred at the time of incurrence and permitted to be paid at the time of payment pursuant to the terms hereunder;

(xvi)  fees, expenses and charges for closed restaurant expense net of sublease income (including utility and other ancillary costs);

(xvii)  fees, expenses and charges for lease terminations; and

(xviii)  fees, expenses and charges for site development costs; minus

(b)  the following to the extent included in calculating Net Income:

(i)  unusual or non-recurring gains for such period in accordance with GAAP;

(ii)  all non-cash items increasing Net Income, including gains on cancellation of debt purchased at less than par (in each case of or by Borrower and its Subsidiaries for such period), other than the accrual of revenue in the ordinary course and excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period to the extent such amount was deducted in determining EBITDA for such prior period;

(iii)  interest income; and

(iv)  income tax benefits or gains; plus

(c)  to the extent not already included in determining EBITDA and solely with respect to a Specified Transaction and any related transactions, any Pro Forma Adjustments for such period; provided that such Pro Forma Adjustments shall not exceed, together with the add-back set forth in clauses (a)(vii) and (a)(viii) above, fifteen percent (15%) of EBITDA calculated prior to giving effect to this clause (c) and clauses (a)(vii) and (a)(viii) above in the aggregate for the applicable period.

There shall be included in determining EBITDA for any period (other than for purposes of calculating Excess Cash Flow), without duplication, (A) the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by the Borrower or any of its Subsidiaries during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or any of its Subsidiaries during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an Acquired Entity or Business), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to Administrative Agent and subject to all the other requirements set forth in the definition of Pro Forma Adjustment.

There shall be excluded in determining EBITDA for any period, without duplication, (A) the Disposed EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person sold, transferred or otherwise disposed of by the Borrower or any of its Subsidiaries during such period (each such Person, property, business or asset so sold or disposed, a Sold Entity or Business), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition) and (B) an adjustment in respect of each Sold Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Sold Entity or Business for such period as specified in a certificate executed by a Responsible Officer and delivered to Administrative Agent and subject to all the other requirements set forth in the definition of Pro Forma Adjustment.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Yield means, as to any Debt, the effective yield on such Indebtedness in the reasonable determination of the Borrower in consultation with the Agent and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining Weighted Average Life to Maturity of such Debt and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Debt, but excluding any customary arrangement, structuring, underwriting, unused line, syndication, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders; provided that with respect to any Debt that includes a “LIBOR floor” or “Base Rate floor,” (a) to the extent that the LIBOR or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Debt for the purpose of calculating the Effective Yield and (b) to the extent that the LIBOR or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

Eligible Assignee means any Person that meets the requirements to be an assignee under Section  13.7(b)(iii) and (v), subject to such consents, if any, as may be required under Section  13.7(b)(iii).

Environmental Law means any Law that relates to the preservation or reclamation of natural resources, pollution or protection of the environment, the release of any materials into the environment, including those related to Hazardous Substances, air emissions and discharges to waste or public systems, or to health and safety.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substance, (d) the release or threatened release of any Hazardous Substance into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liabilities are assumed or imposed to any of the foregoing.

Equity Interest and Equity Interests mean, with respect to any Company, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), or equity of such Company, including, if such Company is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, in each case, whether outstanding on the date hereof or issued after the date hereof.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Tax Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan subject to Title IV of ERISA (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon a Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Exchange Act means the Securities Exchange Act of 1934 and the rules of the Securities Exchange Commission thereunder as in effect on the Closing Date.

Excluded Hedge Obligation means, with respect to any Guarantor any Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 8.19 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Hedge Obligations by other Companies) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to Hedge Agreements for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

Excess Cash Flow means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any fiscal year, an amount equal to the sum of EBITDA for such period minus the sum of the following, but without duplication (but in any event excluding any amounts made utilizing the Available Amount and to the extent that the following amounts have not already been deducted in determining EBITDA):

(a)  Unfinanced Capital Expenditures made during such period or committed during such period to be made during such succeeding fiscal year;

(b)  cash Interest Expense (including, without limitation, cash expense relating to interest rate hedging activities) for such period to the extent paid with the proceeds of Internally Generated Cash;

(c)  Taxes and Tax Distributions paid in cash during such period to the extent paid with the proceeds of Internally Generated Cash;

(d)  regularly scheduled principal payments on Funded Debt made during such period;

(e)  any increase in Working Capital for such period;

(f)  amounts paid in cash as consideration to a seller in connection with a Permitted Acquisition and all fees and expenses in connection therewith to the extent paid in cash during such fiscal year or committed to be paid in cash within the next succeeding fiscal year to the extent paid with the proceeds of Internally Generated Cash;

(g)  other Investments permitted pursuant to Section 9.7(g) (solely with respect to loans, advances and extensions of credit under clauses (i) and (ii) of Section  9.6) paid in cash during such period or committed during such period to be paid in cash within the next succeeding fiscal year to the extent paid with the proceeds of Internally Generated Cash;

(h)  Restricted Payments permitted pursuant to Sections 9.5(a)(iii) and (a)(v) in any relevant period paid in cash during such period to the extent paid with the proceeds of Internally Generated Cash;

(i)  the aggregate amount of expenditures actually made in cash during such period (including without limitation expenditures for the payment of financing fees and penalties) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Net Income;

(j)  any Pro Forma Adjustments to EBITDA to the extent the Borrower and its Subsidiaries did not receive actual cash benefits with respect thereto; and

(k)  without duplication of any of the amounts set forth in this definition, amounts, in each case, solely to the extent added back to EBITDA pursuant to clauses (a)(vi), (a)(vii), (a)(viii), (a)(x), (a)(xi), and (a)(xv) of the definition thereof;

plus any decrease in Working Capital for such period.

Excess Cash Flow Percentage with respect to the applicable percentage of Excess Cash Flow to be used to prepay the principal amount of the Term Loans or Incremental Term Loans (if any) in accordance with Section 3.3(b)(vi), (a) if the Total Leverage Ratio is equal to or greater than 2.25 to 1.00 as of the last day of such fiscal quarter, 50.00%, (b) if the Total Leverage Ratio is less than 2.25 to 1.00 but greater than or equal to 1.75 to 1.00 as of the last day of such fiscal quarter, 25.00%, and (c) if the Total Leverage Ratio is less than 1.75 to 1.00 as of the last day of such fiscal quarter, 0.00%.

Excluded Deposit Accounts means (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of any Loan Party, (b) escrow, trust and fiduciary accounts solely holding amounts held for the benefit of third parties, (c) “zero balance” accounts, (d) other accounts, provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any date shall not exceed $1,000,000 and (e) deposit accounts securing Debt pursuant to Section 9.1(q).

Excluded Property means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date, (a) all leasehold interests in real property (provided that, for the avoidance of doubt, to the extent required herein and under the Security Documents, each Loan Party shall use commercially reasonable efforts to obtain Collateral Access Agreements with respect to such leased real property where Collateral having a Fair Market Value of $3,000,000 is stored or located), (b) any owned or leased real or personal property which is located outside of the United States, (c) motor vehicles and other assets subject to certificates of title (other than to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement), (d) the Excluded Deposit Accounts and amounts deposited therein, (e) any property which is subject to a Permitted Lien; provided that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (f) any general intangible, permit, lease, license, contract or other instrument of a Loan Party and any property subject thereto if the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument or any property subject thereto in the manner contemplated by the Security Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), other than proceeds or receivables thereof; provided, that: (x) any such limitation described in this clause (f) on the security interests granted under the Security Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the UCC or any other applicable Law (including Debtor Relief Laws) or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, such general intangible, permit, lease, license, contract or other instrument or any property subject thereto shall automatically cease to be “Excluded Property” and a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the applicable Security Document and shall be included as Collateral thereunder and hereunder, (g) intent to use trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark application under applicable federal law, (h) letter of credit rights (other than to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement) in an amount not exceeding $1,000,000, (i) commercial tort claims in an amount not exceeding $1,000,000, (j) any fee owned real property (1) set forth on Schedule 9.4 or (2) with a fair market value of less than $3,000,000, (k) pledges and security interests in margin stock to the extent resulting in violations of margin regulation and, to the extent prohibited by law, or requiring the consent of any Person (other than the Borrower or any of its Subsidiaries) under, or prohibited by the terms of any applicable organizational documents (other than the organizational documents of any Loan Party or any wholly owned subsidiary thereof), joint venture agreement or shareholders’ agreement, equity interests in any person that is not a majority owned subsidiary (provided that (i) such requirement existed at the time of the acquisition or formation of such asset and was not incurred in contemplation thereof, (ii) such acquisition or formation was permitted by the Loan Documents and (iii) the Loan Parties shall use commercially reasonable efforts to obtain, or not include such prohibitions at the time of such acquisition or formation, any such consent or a waiver of any such prohibitions), (l) those assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower, in consultation with the Required Lenders and (m) any real or personal property as to which Administrative Agent (at the direction of the Required Lenders) and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

Excluded Subsidiary means (a) any Subsidiary that is not a directly or indirectly majority-owned Domestic Subsidiary of the Borrower, (b) any Immaterial Subsidiary and (c) Cabana Club of Pasadena, Inc.; provided that no Excluded Subsidiary shall own any material intellectual property of the Borrower and its Subsidiaries or the Equity Interests of any Loan Party.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section  4.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section  4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section  4.1(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Credit Agreement means that certain Credit Agreement, dated as of November 30, 2017 (as amended by that certain First Amendment to Credit Agreement, dated as of March 9, 2018 and that certain Second Amendment to Credit Agreement, dated as of July 10, 2020 and as waived by the Limited Waiver to Credit Agreement, dated as of October 18, 2019), among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other Persons from time to time party thereto.

Existing Letters of Credit means (a) that certain $85,000.00 letter of credit, LC Number NUSCGS006326, issued by Chase Bank, N.A. for the benefit of Liberty Mutual Insurance Company, (b) that certain $370,000.00 letter of credit, LC Number NUSCGS006327, issued by Chase Bank, N.A. for the benefit of Liberty Mutual Insurance Company and (c) that certain $3,025,000.00 letter of credit, LC Number NUSCGS006328, issued by Chase Bank, N.A. for the benefit of The Travelers Indemnity Company.

Extended Term Loan is defined in Section  13.8(e)(i).

Extending Lender is defined in Section  13.8(e)(i).

Extension is defined in Section  13.8(e).

Extension Offer is defined in Section 13.8(e).

Extraordinary Receipts means (a) proceeds received of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action in proceedings to which the Loan Parties are a party to the extent not used to pay any corresponding cause of action or to reimburse a Loan Party for amounts previously expended, (b) indemnification payments received by any Loan Party to the extent not used or anticipated to be used to pay any corresponding liability or reimburse such Loan Party for the payment of any such liability, or (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreements, and any other items substantially similar to the foregoing (a) through (c).

Facilities means the Revolving Credit Facility, the Term Loan Facility and any term loan facility that is provided under this Agreement after the Closing Date.

FATCA means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Tax Code and any fiscal or regulatory legislation, rules or practices included in or adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

Federal Funds Rate means, for any day, the rate of interest (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate per annum, as determined by Administrative Agent (at the written direction of the Required Lenders), quoted for overnight Federal Funds transactions last arranged prior to such day.

Fee Letter means collectively, the agency fee letter and the lender fee letter, each between the Borrower and the Agents, dated as of November 23, 2020.

Field Audit means audits, verifications and inspections of (a) the Collateral, (b) the accounting and financial processes and procedures of the Loan Parties or pertaining to the Collateral, and (c) the books, records and documents of the Loan Parties or pertaining to the Collateral, in each case conducted by the Agents, Lenders, and their employees, representatives and independent contractors.

Flood Hazard Property means any real property subject to a mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

Flood Laws means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

Foreign Lender means a Lender that is not a U.S. Person.

Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funded Debt means, when determined, and without duplication, for the Borrower and its Subsidiaries (a)  all Debt for borrowed money, whether or not evidenced by notes, bonds, debentures or similar instruments, and all amounts constituting Debt pursuant to clause (d) of the definition thereof, when such amounts become fixed or are considered liabilities under GAAP, (b)  (i) all Capital Lease Obligations and (ii) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease Obligation), and (c)  all liabilities related to letters of credit.

GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

Governmental Authority means the government of the U.S. or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantor means (a) any Person which executes a Guaranty in favor of Administrative Agent (including without limitation, all of the Persons required to be Guarantors pursuant to Section 5.3), but excluding, for the avoidance of doubt, any Excluded Subsidiary and (b) with respect to Additional Secured Obligations owing by any Company or any of its Subsidiaries, Borrower; provided that as of the Closing Date, all Subsidiaries of the Borrower other than Cabana Club of Pasadena, Inc. are Guarantors.

Guaranty means a guaranty executed by a Guarantor in favor of Administrative Agent in Proper Form to, directly or indirectly, guarantee the Secured Obligations (for each Guarantor as applicable to this Agreement, subject to the provisos in this defined term, its “Guaranteed Obligations”); provided that, the “Guaranteed Obligations” of a Guarantor hereunder shall exclude any Excluded Hedge Obligations with respect to such Guarantor.

Hazardous Substance means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

Hedge Agreement means (a) any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

Hedge Bank means any Person that, at the time it enters into a Hedge Agreement permitted under Article IX, is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent, in its capacity as a party to such Hedge Agreement.

Hedge Obligations means with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedge Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Agreement transaction.

Hedge Termination Value means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

Immaterial Subsidiary means, at any date of calculation, any of the Borrower’s Subsidiaries (a) whose total assets for the twelve (12) month period ending on the date most recently ended for which financial statements have been delivered to Administrative Agent pursuant to Section  8.1(a) or Section  8.1(b) (whichever was most recently delivered to Administrative Agent) (a “Test Period”) was less than 1.0% of the total assets of the Borrower and its Subsidiaries at such date and (b) whose EBITDA for such Test Period was less than 1.0% of the total EBITDA of the Borrower and its Subsidiaries for such Test Period, in each case, determined in accordance with GAAP; provided that no Immaterial Subsidiary shall own any material intellectual property of the Borrower and its Subsidiaries or the Equity Interests of any Loan Party; provided further that if, at any time and from time to time after the Closing Date, Immaterial Subsidiaries that are not Guarantors solely because they do meet the thresholds set forth in clauses (a) and (b) comprise in the aggregate more than 2.5% of the total assets of the Borrower and its Subsidiaries for such applicable Test Period or more than 2.5% of the total EBITDA of the Borrower and its Subsidiaries for such applicable Test Period, then the Borrower shall (i) designate in writing to Administrative Agent one or more of such Immaterial Subsidiary(ies) as no longer an Immaterial Subsidiary(ies) to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Article V applicable to any such designated Subsidiary (in each case, in the time periods applicable as if such Immaterial Subsidiary(ies) had become Guarantors at such time).

Incremental Amendment is defined in Section  2.8(e)(i).

Incremental Available Amount is defined in Section  2.8(a).

Incremental Effective Date is defined in Section  2.8(a).

Incremental Facility is defined in Section  2.8(a).

Incremental Lender(s) is defined in Section  2.8(e).

Incremental Term Loan is defined in Section  2.8(a).

Incremental Term Loan Commitment is defined in Section  2.8(a).

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

Information is defined in Section  13.15(b).

Insolvency Proceeding is defined in the definition of Applicable Premium Trigger Event.

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Company other than (a) key man life insurance proceeds and (b) unless a Default then exists, any business interruption insurance proceeds.

Interest Expense means for the Borrower and its Subsidiaries on a consolidated basis, for any period, the sum of all cash interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP consistently applied in accordance with historical practices.

Interest Period means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made, Continued, or Converted, and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or to the extent agreed to by all applicable Lenders (i) twelve months or (ii) periods shorter than one month), as Borrower may elect in accordance with this Agreement; provided that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or Continuation of such Borrowing.

Internally Generated Cash means cash generated from the operations of the business of the Borrower and its Subsidiaries; provided that, notwithstanding the forgoing, “Internally Generated Cash” shall not include (i) the proceeds of any Debt (including, without limitation, the Revolving Loans), (ii) the proceeds of the issuance of any Equity Interests, (iii) the proceeds of any insurance, indemnification or other payments from non-Loan Party Affiliates or (iv) the proceeds of any Extraordinary Receipts (including, without limitation, any tax refunds or returns).

Investment means, as to any Company, any direct or indirect acquisition or investment by such Company, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Debt of, or purchase or other acquisition of any other Debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

Latest Maturity Date means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan, Closing Date Term Loan, any Incremental Loan, or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

Laws means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law) including all Environmental Laws.

LCA Termination Date is defined in definition of Limited Condition Acquisition.

Lender Joinder Agreement means a lender joinder agreement in Proper Form.

Lender means (i) each Person party hereto in its capacity as a lender, (ii) each assignee that becomes party hereto as a lender pursuant to Section  13.7 and (iii) each respective successor of all of the foregoing, and “Lenders” means all of the foregoing.

Lending Office means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

LIBOR means, with respect to any LIBOR Loan for any applicable Interest Period, a rate (expressed to the fifth decimal place) equal to (i) the rate of interest which is identified and normally published by ICE Benchmark Administration as the offered rate for loans in Dollars for the applicable Interest Period as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); plus (ii) the maximum reserve requirement, if any, then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein); provided, however, that if LIBOR determined as provided above shall be less than 1.00% per annum, LIBOR shall be deemed to be 1.00% per annum for the purposes of this Agreement.

LIBOR Loan means a Loan accruing interest based on LIBOR.

Lien means any lien (including statutory liens), deed of trust, mortgage, security interest, financing statement, collateral assignment, pledge, negative pledge assignment, charge, hypothecation, deposit arrangement, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Limited Condition Acquisition means any Permitted Acquisition or other similar Investment permitted hereunder whose consummation is not conditioned on the availability of, or on obtaining, third party financing and that is not a simultaneous sign and close transaction; provided that in the event the consummation of any such acquisition shall not have occurred on or prior to the earlier of (i) the 120th day following the date that the applicable acquisition agreement or similar applicable and definitive documentation with respect to such Limited Condition Acquisition (a Limited Condition Acquisition Agreement) is executed and effective and (ii) the date the applicable Limited Condition Acquisition Agreement expires, such Permitted Acquisition or other Investment shall no longer constitute a Limited Condition Acquisition for any purposes (such earlier date, the LCA Termination Date).

Limited Condition Acquisition Agreement is defined in the definition of Limited Condition Acquisition.

Limited Condition Acquisition Provisions is defined in Section  1.9.

Liquidity means, at any time, an amount determined for the Loan Parties on a Consolidated basis equal to (a) the sum of unrestricted cash-on-hand and Cash Equivalents of the Loan Parties to the extent held in a Controlled Account to the extent required by Section 8.15, plus (b) the unused amount of the Revolving Committed Amount at such time, minus (c) the amount of any Loan Party’s accounts payable that have not been paid within ninety (90) days from the invoice date of the relevant account payable.

Litigation means any dispute resolution proceeding or similar action by or before any Governmental Authority, arbitrator, or arbitration panel.

Loan Documents means (a) this Agreement, all certificates and requests delivered under this Agreement, and all exhibits and schedules to this Agreement, (b) any promissory notes issued by the Borrower in favor of any Lender that requests such note (which shall be in the form of Exhibit A of this Agreement), (c) all Guaranties, (d) the Security Documents, (e) all Subordination Agreements and Other Intercreditor Agreements, (f) the Fee Letter, (g) all Lender Joinder Agreements, (h) all Compliance Certificates, Borrowing Requests and all other agreements, documents, and instruments in favor of any Agent or any Lender and delivered in connection with or under this Agreement, and (i) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Party means each of, and Loan Parties means all of, Borrower and the Guarantors and any other Person who becomes a Guarantor by executing a Guaranty, and in each case together with their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

Material Adverse Effect means (a) the material impairment of the ability of the Loan Parties, taken as a whole, to perform any of their payment or other material obligations where any such obligations are required to be performed under any Loan Document, (b) the material impairment of the ability of any Agent to enforce the material obligations of the Loan Parties, taken as a whole, or any Agent’s rights or remedies, under any Loan Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, or (d) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Loan Parties, taken as a whole.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to have a Material Adverse Effect.

Material Agreement means any contract or agreement of the Loan Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, could reasonably be expected to have a Material Adverse Effect. The parties acknowledge that no individual Restaurant real property lease is a Material Agreement for purposes of this Agreement..

Maturity Date means the first to occur of (a) November 23, 2025, or (b) the date of acceleration of the Loan pursuant to Section  11.2.

Maximum Rate means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Administrative Agent or any Lender in accordance with applicable New York Law (or applicable United States federal Law to the extent that such Law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under New York Law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Net Income means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

Net Proceeds means (a) with respect to any Disposition of any asset by any Company, the aggregate amount of cash and non-cash proceeds from such Disposition received by, or paid to or for the account of, such Company, net of (i)  reasonable out-of-pocket costs, fees, and expenses owing or paid to a Person that is not a Loan Party or an Affiliate thereof, (ii) amounts applied to repayment of Debt secured by a Permitted Lien on such assets sold to the extent such Lien is either on non-Collateral assets or is pari passu with or senior to the Lien securing the Collateral; and (iii) transfer or similar taxes and the Borrower’s good faith estimate of income or gains taxes paid or payable in connection with such Disposition (including any Tax Distributions attributable to any of the foregoing), (b) with respect to the issuance of Equity Interests or Subordinated Debt or the making of any cash capital contributions, the cash and non-cash proceeds received from such issuance, incurrence, funding or contribution net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other reasonable fees payable and expenses actually incurred in connection with such issuance owing or paid to a Person that is not a Loan Party or an Affiliate thereof, (c) with respect to Insurance Proceeds, all cash proceeds received by Company, any Agent, or any Lender from an insurer under any insurance policy maintained by such any Company or any Loan Party, net of reasonable out-of-pocket costs, fees, and expenses owing or paid to a Person that is not a Loan Party or an Affiliate thereof, and (d) with respect to Casualty Proceeds, all cash proceeds received by any Company from any Governmental Authority net of attorney’s fees and other reasonable out of pocket costs, fees, and expenses owing or paid to a Person that is not a Loan Party or an Affiliate thereof. Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when cash with respect thereto is received.

Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section  13.8 and (b) has been approved by the Required Lenders.

Non-Defaulting Lender means, at any time, each Lender that is not a Defaulting Lender at such time.

Obligations means all present and future Debt, liabilities and obligations (including the Loans and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to any Agent or any Lender by any Loan Party in each case under this Agreement or any of the other Loan Documents, together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (a) fees and expenses under this Agreement (including any Applicable Premium (if any)), and (b) interest and fees that accrue after the commencement of any proceeding under any Debtor Relief Law naming any Loan Party or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

OFAC means Office of Foreign Assets Control of the United States Department of the Treasury.

Other Designated Expenses mean, for any period, (a) consolidated impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets,” or any successor pronouncements, (b) amortization associated with the excess of purchase price over the value allocated to tangible property or assets acquired by the Borrower or its Consolidated Subsidiaries, (c) any non-recurring cash fees, charges or other expenses made or incurred in connection with the Facilities under this Agreement and (d) any non-recurring cash fees, charges or other expenses made or incurred in connection with the Existing Credit Agreement.

Organizational Documents means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and regulations or limited liability company agreement (or other similar governing document) of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Intercreditor Agreement means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and Administrative Agent.

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section  4.7).

Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, (a) the indefeasible payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination or expiration of all of the Commitments.

Participant is defined in Section  13.7(d).

Participant Register is defined in Section  13.7(d).

Patriot Act is defined in Section  13.11.

Permitted Acquisition means the purchase or other acquisition by a Loan Party of all of the Equity Interests in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets representing a business unit or business line of or customer base of) any Person that, upon the consummation thereof, will be wholly-owned (other than director’s qualifying shares) directly by a Loan Party (including, without limitation, as a result of a merger or consolidation or the purchase or other acquisition of all or substantially all of the property and assets of a Person); provided that all of the following conditions have been fully satisfied (unless waived by the Required Lenders in their sole discretion):

(a)  Subject to the Limited Condition Acquisition Provisions, no Potential Default or Default has occurred and is continuing both before and immediately after giving effect to such Permitted Acquisition and after giving effect to each such Permitted Acquisition and the consummation of any transactions contemplated to take place in connection and substantially concurrently therewith, the Loan Parties shall be in compliance on a Pro Forma Basis with financial covenants in Section  10.1 or Section  10.2 (as applicable);

(b)  the entity or assets being acquired is in compliance with the conduct of business covenant set forth in Section  8.14 and the acquisition shall involve assets principally located in the United States (and, in connection with the acquisition of Equity Interests of a Person, such Person shall be organized under the laws of a State within the United States);

(c)  the Borrower shall have provided the Administrative Agent with written notice of the proposed acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed acquisition and not later than five (5) Business Days prior to the anticipated closing date of the proposed acquisition, and in the case of a proposed acquisition for which the aggregate consideration for such acquisition is greater than $5,000,000, copies of the acquisition agreement and other material documents relative to the proposed acquisition, lien search results and other documents reasonably requested by the Agent, and, in each case, Administrative Agent shall promptly deliver such notice, acquisition agreement and other material documents to each Lender;

(d)  [reserved];

(e)  in the case of any proposed acquisition for which the aggregate consideration for such acquisition is greater than $7,000,000, the Borrower shall have delivered to Administrative Agent (and the Administrative Agent shall promptly deliver to each Lender) a quality of earnings report from a firm of nationally recognized standing or otherwise reasonably acceptable to the Required Lenders not later than ten (10) Business Days prior to the anticipated closing date of the proposed acquisition;

(f)  the Loan Parties shall take all actions required pursuant to Article V with respect to any Person or assets subject to such acquisition in the time periods set forth in such section;

(g)  the aggregate fair market value of entities that will not become Guarantors or assets that do not constitute Collateral shall not exceed 5% of the total assets of the Loan Parties and their Subsidiaries on a Consolidated basis and the aggregate revenues of entities that will not become Guarantors or attributable to assets that do not constitute Collateral shall not exceed 5% of the total revenue of the Loan Parties and their Subsidiaries on a Consolidated basis; and

(h)  the aggregate consideration (including any earn-outs and seller notes) paid for any single acquisition shall not exceed the EBITDA of the Loan Parties and its Subsidiaries on a Consolidated basis for the trailing four fiscal quarter period most recently ended for which financial statements have been delivered to or were required to be delivered to Administrative Agent pursuant to Section  8.1(a) or Section  8.1(b) (whichever was most recently delivered to Administrative Agent) multiplied by 0.75.

Permitted Debt means Debt permitted in Section  9.1.

Permitted Liens is defined in Section  9.2.

Permitted Refinancing means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (the “Refinanced Debt”); provided that (a) the principal amount of such Permitted Refinancing is not greater than the outstanding principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon, reasonable fees and expenses and existing commitments unutilized thereunder, (b) such Permitted Refinancing has a final maturity that is no sooner than such Refinanced Debt, (c) the documentation evidencing such Permitted Refinancing contains representations, warranties, covenants and events of default, taken as a whole, no less favorable to the Borrower in any material respect than those included in the documentation evidencing the Refinanced Debt and (d) if such Refinanced Debt or any guarantees in respect thereof are subordinated (in terms of payment or lien priority) to the Obligations, such Permitted Refinancing remains so subordinated on terms no less favorable to the Administrative Agent and the Lenders.

Permitted Subordinated Debt means Subordinated Debt in Proper Form that is subject to a subordination agreement, intercreditor agreement or similar agreement in Proper Form under which, among other restrictions, that in the event that a Potential Default or Default will arise, or arises, from the declaration or payment of any obligation or amount under such Subordinated Debt, such Subordinated Debt is subject to Administrative Agent’s and the Lenders’ rights to invoke usual and customary standstill periods and payment blockage of such Debt in each case until such Potential Default or Default has been cured or waived in writing by the Required Lenders or the Required Lenders otherwise consent to the declaration or making of such payments.

Permitted Unsecured Debt means unsecured Debt in Proper Form.

Person means any natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.

Plan means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pledge Agreement means each pledge agreement in Proper Form executed by any Loan Party, as pledgor, granting Collateral Agent a Lien on, and security interest in, the Equity Interests or other assets pledged under such agreement.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Prime Rate means the rate of interest per annum quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the thirty (30) largest U.S. banks), or other information source as Administrative Agent (at the written direction of the Required Lenders) shall determine, as in effect from time to time and notified by Administrative Agent to the Borrower. Without notice to the Borrower or any other Person, the Prime Rate shall change automatically from time to time as, and in the amount by which, such prime lending rate shall fluctuate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

Pre-Opening Costs means “start-up costs” (such term used herein as defined in ASC 705.15 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new restaurants, including, without limitation, the cost of feasibility studies, staff training, recruiting, travel costs for employees engaged in such start-up activities, advertising and rent accrued prior to opening, in an amount not to exceed $200,000 per restaurant location.

Pro Rata Share means, at any time with respect to any Lender, (a) such Lender’s Commitment Percentage under such Facility at such time, (b) if the Commitment under such Facility has been terminated or has expired (whether due to funding in full of all Loans under such Facility or otherwise), the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Loans under such Facility at such time to the total aggregate outstanding Loans under such Facility at such time or (c) when used with respect to all Facilities, the ratio (expressed as a percentage) of (i) the sum of (x) such Lender’s aggregate outstanding Commitments and (y) with respect to any Facility under which the Commitment has terminated or expired (whether due to funding in full of all Loans under such Facility or otherwise), such Lender’s Loans under such Facility at such time to (ii) the sum of (x) the aggregate outstanding Commitments and (y) with respect to any Facility under which the Commitment has terminated or expired (whether due to funding in full of all Loans under such Facility or otherwise), the aggregate amount of Loans under such Facility at such time.

Pro Forma Adjustment means the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies (in each case, including (a) reductions in personnel expenses, (b) reductions of costs related to administrative functions, (c) reductions of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead) reasonably projected by the Borrower in good faith to be realized in connection with any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), in each case net of the amount of actual benefits realized from such actions during the applicable period; provided that, the actions with respect to each of the foregoing will be taken, are committed to be taken or expected to be taken and such cost savings, operating expense reductions, other operating improvements and synergies are supportable and quantifiable (as determined by the chief financial officer or similar officer of the Borrower) and reasonably expected to be realized within the succeeding twelve (12) months of the date of such Specified Transaction, as certified by the Borrower as having been determined in good faith and such adjustments are described in a reasonably detailed statement or schedule and certified by a Responsible Officer of the Borrower and described by such Responsible Officer in reasonable detail, and which are, to the extent required pursuant to clause (e) of the definition of “Permitted Acquisition”, reflected in a quality of earnings report or any due diligence financial review conducted by independent public accountants of regionally recognized standing or other financial advisors retained by the Borrower and reasonably acceptable to the Required Lenders, which such adjustments are reasonably acceptable to the Required Lenders.

Pro Forma or Pro Forma Basis means in connection with the calculation of any financial ratios and tests as of any applicable calculation date, including the Total Leverage Ratio, the making of such calculation after (i) to the extent applicable, the Pro Forma Adjustment is made and (ii) giving effect on a pro forma basis to:

(a)  the consummation of any transaction (including, without limitation, a Specified Transaction) as of the first (1st) day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available, as if such transaction had been consummated on the first (1st) day of such calculation period;

(b)  the assumption, incurrence or issuance of any Debt by the Borrower or their Subsidiaries (including any Person which becomes a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Debt had been assumed, incurred or issued (and the proceeds thereof applied) on the first (1st) day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available (with any such Debt bearing interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Debt incurred during such period); and

(c)  the permanent repayment, retirement or redemption of any Debt (other than revolving Debt, except to the extent accompanied by a permanent commitment reduction) by the Borrower and its Subsidiaries (including any Person which becomes a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Debt had been repaid, retired or redeemed on the first (1st) day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available.

Proper Form means in form and substance reasonably satisfactory to the Administrative Agent.

Qualified Equity Interests means any Equity Interests other than Disqualified Equity Interests.

Recipient means (a) Agent and/or (b) any Lender, as applicable.

Refinancing Loan Commitment means one or more classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

Register is defined in Section  13.7(c).

Regulation D means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, members, investors, potential investors, advisors, valuation providers, consultants, investors or any other agent or Representative of such Person or of such Person’s Affiliates.

Release means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

Removal Effective Date is defined in Section  12.8(b).

Representatives of any Person means representatives, officers, directors, members, managers, employees, consultants, contractors, attorneys, authorized agents or any other Person authorized by such Person’s Board of Directors to act on behalf of such Person.

Restaurant means any restaurant owned or leased by the Borrower or any of its Subsidiaries.

Required Lenders means, at any time, Lenders holding more than 50% of the sum of the Loans and undrawn Commitments (or, if the Lenders do not have any Commitments outstanding, Lenders holding more than 50% of the outstanding principal balance of the Loans). The portion of the Commitments (or, if the Lenders do not have any Commitments outstanding, the portion of the outstanding principal balance of the Loans) held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Required Revolving Lenders means, at any time, Revolving Lenders holding more than 50% of the sum of the Revolving Commitments (or, if the Lenders do not have any Revolving Commitments outstanding, Revolving Lenders holding more than 50% of the outstanding principal balance of the Revolving Loans). The portion of the Revolving Commitments (or, if the Revolving Lenders do not have any Revolving Commitments outstanding, the portion of the outstanding principal balance of the Revolving Loans) held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

Resignation Effective Date is defined in Section  12.8(a).

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Responsible Officer means (a) the president, chief executive officer, chief financial officer, chief operating officer, general counsel, secretary, treasurer or any Vice President of Borrower and the other Loan Parties, or (b) another natural person who is designated in writing to Administrative Agent by Borrower as a Person authorized to take specific actions on behalf of Borrower and the other Loan Parties.

Restricted Payment means (a) any Distribution, or (b) any amount paid by the Borrower or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Equity Interests.

Restrictive Agreement means any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets as security for the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Debt of the Borrower or any other Subsidiary.

Retained Excess Cash Flow means, commencing with the Excess Cash Flow for the fiscal year of Borrower ending January 2, 2022, that portion of Excess Cash Flow, determined on a cumulative basis that has not been required to be applied to prepay the Term Loans (or any portion thereof) pursuant to Section 3.3(b)(ii)(F), after giving effect to Section  3.3(d). In no event shall such amount be less than $0.

Revolving Commitment means (a) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Loans, in an aggregate principal amount at any time outstanding not to exceed the Revolving Committed Amount, and (b) as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans under this Agreement in an aggregate principal amount at any time outstanding not to exceed the Revolving Committed Amount for such Revolving Lender.

Revolving Commitment Percentage means, when determined for any Revolving Lender, the ratio of (a) the amount of the Revolving Committed Amount of such Revolving Lender to (b) the Revolving Committed Amount of all the Revolving Lenders.

Revolving Committed Amount means (a) as to all Revolving Lenders, the aggregate amount set out for the Revolving Lenders on Schedule 1(b) (as such amount may be modified at any time or from time to time pursuant to the terms of this Agreement) and (b) as to any Revolving Lender, the amount set out opposite such Revolving Lender’s name on Schedule 1(b) as its Revolving Committed Amount (as such amount may be modified at any time or from time to time pursuant to the terms of this Agreement). The aggregate Revolving Committed Amount of all Revolving Lenders on the Closing Date is $10,000,000.

Revolving Credit Exposure means, when determined, (a) for any Revolving Lender, the Revolving Principal Amount of such Revolving Lender, and (b) for all Revolving Lenders, the sum of the Revolving Principal Amount of all Revolving Lenders.

Revolving Credit Facility means the revolving credit facility established pursuant to Section 2.1.

Revolving Credit Limit means, when determined, the Revolving Committed Amount of all Revolving Lenders.

Revolving Credit Note means a promissory note made by Borrower in favor of a Revolving Lender in the amount of the Revolving Committed Amount of such Revolving Lender and evidencing the Revolving Loans made by such Revolving Lender, substantially in the form attached as Exhibit A, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

Revolving Credit Termination Date means the earliest to occur of (a) November 23, 2025 (b) the date of termination of the entire Revolving Commitment by Borrower pursuant to Section 2.11, or (c) the date of termination of the Revolving Commitment pursuant to Section 11.2.

Revolving Lender means any of, and Revolving Lenders means all of, the Lenders with a Revolving Commitment. As of the Closing Date, the Revolving Lenders are set out on Schedule 1(b).

Revolving Loan means any revolving loan made to Borrower as part of a Borrowing pursuant to Section 2.1.

Revolving Principal Amount means, when determined, (a) for all Revolving Lenders, the aggregate outstanding principal balance of the Revolving Loans, and (b) for any Revolving Lender, such Lender’s Revolving Commitment Percentage of the aggregate outstanding principal balance of the Revolving Loans.

Sale and Leaseback Transaction means, with respect to any Company, any arrangement, directly or indirectly, with any Person whereby such Company shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and such Company or any of its Affiliates thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Sanctioned Entity means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

Sanctioned Person means a Person named on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or in Section 1 of the Anti-Terrorism Order.

Sanctions means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

SEC means Securities and Exchange Commission.

Secured Cash Management Agreement means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

Secured Hedge Agreement means any Hedge Agreement permitted under Article IX, in each case that is entered into by and between any Loan Party and any Hedge Bank.

Secured Obligations means, collectively, the Obligations and the Additional Secured Obligations.

Secured Parties means, collectively, Administrative Agent, Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by any Agent from time to time pursuant to Section  12.6, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

Security Agreement means each Security Agreement in Proper Form executed by any Loan Party, as debtor, and by Collateral Agent, as secured party, granting Collateral Agent a Lien on, and security interest in, among other things, such Loan Party’s personal property assets as described therein.

Security Documents means all Security Agreements, Pledge Agreements, Deposit Account Control Agreements, deeds of trust (if any), mortgages (if any), landlord waiver or subordination agreements, and all other documents or agreements executed in connection therewith, in each case to create or perfect a Lien in favor of Collateral Agent, for the ratable benefit of the Secured Parties, on the Collateral described therein to secure the Secured Obligations.

SoftBank mean SoftBank Group Corp.

Softbank Group means any Person controlling, controlled by or under common control with SoftBank that is not also controlled by Fortress Investment Group LLC. For purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable person or entity.

Sold Entity or Business is defined in the definition of EBITDA.

Solvent means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage and (d) the book value of the assets of such Person as set out on such Person’s balance sheet is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Equity Contribution is defined in Section  10.4.

Specified Laws means Anti-Corruption Laws, all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act, OFAC and Patriot Act.

Specified Representations means the representations and warranties set forth in Sections  7.1, 7.2, 7.3, 7.6, 7.7, 7.10, 7.16, 7.20, 7.21 and  7.22.

Specified Transactions means (a) any Investment that results in a Person becoming a Loan Party, any Permitted Acquisition or any asset Disposition that results in a Loan Party ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any asset Disposition of a business unit, line of business or division of the Borrower or any other Loan Party, in each case whether by merger, consolidation, amalgamation or otherwise, and (b) any incurrence or repayment of Debt (other than Debt incurred or repaid under any revolving credit facility or line of credit except to the extent accompanied by a permanent commitment reduction), any Restricted Payment and any Incremental Loan, in each case under clause (a) and (b), that by the terms of this Agreement requires, as a condition to consummating such transaction, compliance with the financial covenants to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

Subordinated Debt means all Debt of the Borrower and its Subsidiaries which is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent, and includes Debt in the form of subordinated convertible debentures or subordinated promissory notes, including without limitation, Permitted Subordinated Debt in each case to the extent such Permitted Subordinated Debt meets all of the criteria for “Permitted Subordinated Debt.”

Subordination Agreement means each subordination agreement in Proper Form between Collateral Agent and the holders of Subordinated Debt, in each case, as the same may be amended, restated, or supplemented.

Subsidiary of a Person (the “parent”) means, when determined, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner (as may be applicable) of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent, and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Borrower.

Synthetic Lease Obligation means the monetary obligation of a Person under (a) a synthetic, off- balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the Debt of such Person (without regard to accounting treatment).

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Tax Distribution means, with respect to any taxable year (or portion thereof) with respect to which a Loan Party is a partnership, a corporation taxed under subchapter S of the Code or a disregarded entity for U.S. federal, state and/or local income tax purposes, Distributions to such Loan Party’s direct or indirect owner(s) in an aggregate amount equal to the product of (a) the net taxable income of such Loan Party for such taxable year; and (b) the highest combined marginal federal and applicable state and/or local income tax rate applicable to any direct owner (or, if a direct owner is a pass-through entity, indirect owner) of such Loan Party for the taxable year in question (or portion thereof).

Taxes means, for any Person, all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority upon that Person, its income, or any of its properties, franchises or assets (including any applicable interest, additions to tax, or penalties applicable thereto).

Term Lender means any of, and Term Lenders means all of, the Lenders with a Closing Date Commitment or Term Loan. As of the Closing Date, the Term Lenders are set out on Schedule 1(a).

Term Loan means collectively, the Closing Date Term Loans, any Incremental Term Loans and any Extended Term Loans.

Term Loan Facility means the term loan facility established for the Borrower pursuant to Section  2.1(a).

Third Party Locations means any location (or series of locations taken together under common management or control, including locations controlled by an Affiliate of a Loan Party) which holds, stores or otherwise maintains Collateral, including such locations that are leased locations or otherwise the subject of any lease, kiosk, dropbox, bailee, warehouse or similar storage or deposit and holding arrangement.

Total Leverage Ratio means, when determined, the ratio of (a) Funded Debt of the Borrower and its Subsidiaries, to (b) EBITDA, in each case for the immediately preceding four fiscal quarter period as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered or are required to be delivered to the Administrative Agent.

Type when used in reference to a Loan or Borrowing, refers to whether such Loan (or the Loans made in connection with a Borrowing) are Base Rate Loans or LIBOR Loans.

UCC means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that, in any event, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority (or terms of similar import in any applicable jurisdiction) of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code (or other similar law) as in effect in a jurisdiction (whether within or outside the United States) other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code (or other similar law) as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority (or terms of similar import in such jurisdiction) and for purposes of definitions related to such provisions.

UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unfinanced Capital Expenditures means, for any period, Capital Expenditures made during such period which are not financed (a) from the proceeds of any Debt (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures), (b) with capital contributions to Borrower or the proceeds from the issuance of common Equity Interests by Borrower, or (c) with any combination of the foregoing.

U.S. means United States of America.

U.S. Person means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Tax Code.

Weighted Average Life to Maturity means, when applied to any Debt at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Debt; provided that for purposes of determining the Weighted Average Life to Maturity of any Debt that is being modified, refinanced, refunded, renewed, replaced or extended (the Applicable Indebtedness), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Withholding Agent means any Loan Party and Administrative Agent.

Working Capital means, when determined, the difference of Current Assets (excluding cash and cash equivalents and agent accounts receivable) as of such date minus Current Liabilities (excluding lines of credit, short-term debt, the current portion of long-term debt and customer funds in transit) as of such date.

Write-Down and Conversion Powers means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2  Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Document:

(a)  the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined, and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns;

(b)  the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation’’, the words “herein’’, “hereof and “under this Agreement”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(c)  the word “will” shall be construed to have the same meaning and effect as the word “shall’’, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, the word “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(d)  in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word ‘‘through” means “to and including”; and

(e)  section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3  Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the financial statements required by Section  8.1, except as otherwise specifically prescribed in this Agreement and, in the case of unaudited statements, without footnotes and year-end adjustments. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to Administrative Agent and Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. It is agreed that a change in GAAP contemplated above shall include the International Financial Reporting Standards, or certain of the standards contained therein, becoming the required methodology of financial reporting.

1.4  UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5  Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed in this Agreement and rounding the result up or down to the nearest number as specified by the number of places referenced in the applicable ratio or percentage expressed in this Agreement (with a rounding-up of if the result one place more than the number is greater than or equal to five (5) or a rounding down if the result one place more than the number is less than or equal to four (4)).

1.6  References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.7  Time. Unless otherwise specified, all references in this Agreement to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.8  ERISA Matters. If, after the Closing Date, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either the Borrower or Administrative Agent may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

1.9  Limited Condition Acquisitions. In the case of the incurrence of any Debt or liens or the making of any Investments or fundamental changes in connection with a Limited Condition Acquisition, at the Borrower’s option, the accuracy of any representations and warranties, the existence of any Potential Default or Default, and any relevant ratios and baskets shall be determined on a Pro Forma Basis as of the date the definitive Limited Condition Acquisition Agreement for such Limited Condition Acquisition is entered into and, as applicable, calculated as if the Limited Condition Acquisition and other pro forma events in connection therewith were consummated on such date; provided that (a) no Limited Condition Acquisition shall be permitted if a payment or bankruptcy Default shall exist at the time of its consummation (or would be caused thereby) and no Potential Default or Default shall exist as of the date the definitive Limited Condition Acquisition Agreement for such Limited Condition Acquisition is entered into, (b) no Limited Condition Acquisition shall be permitted if (i) the Specified Representations shall not be true and correct in all material respects, in the case of any Specified Representation not qualified by materiality, and true and correct in all respects, in the case of any Specified Representations that are so qualified at the time of its consummation or (ii) the representations and warranties shall not be true and correct in all material respects, in the case of any representation and warranty not qualified by materiality, and true and correct in all respects, in the case of any representations and warranties that are so qualified as of the date the definitive Limited Condition Acquisition Agreement for such Limited Condition Acquisition is entered into and (c) if the Borrower has made such an election, after the date that the applicable Limited Condition Acquisition Agreement is executed and effective until the earlier of the consummation of such Limited Condition Acquisition or the LCA Termination Date with respect thereto, in connection with the calculation of any ratio or basket with respect to the incurrence of any other Debt or Liens, or the making of any other Investments any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of Debt and Liens) have been consummated. Notwithstanding anything to the contrary, the Acquired EBITDA, assets and Net Income of any target of any such Limited Condition Acquisition can only be used in the determination of any relevant baskets hereunder if and when such Limited Condition Acquisition has been consummated (the provisions of this Section  1.9 are referred to herein as the “Limited Condition Acquisition Provisions”).

1.10  Divisions. Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, disposition, sale, transfer, or similar term set forth in the Loan Documents shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, restricted payment, investment, disposition, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership shall constitute a separate Person under the Loan Documents (and (i) each division of any limited liability company or a limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity and (ii) shall be subject to Article V (and each similar covenant in this Agreement and in each other Loan Document) to the same extent as such limited liability company or a limited partnership, immediately prior to giving effect to such division).

Article II

COMMITMENTS AND LOANS

2.1  Credit Facilities.

(a)  Term Loan Facility

(i)  Subject to the terms and conditions of this Agreement, (A) each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date (the Closing Date Term Loans’) ratably in accordance with its Closing Date Commitment in an aggregate principal amount which shall not cause (1) such Lender’s Closing Date Term Loans to exceed its Closing Date Commitment or (2) the Closing Date Term Loans of all Lenders to exceed the Closing Date Commitment for all Lenders. Term Loans may be Base Rate Loans or LIBOR Loans, as the Borrower may elect, subject to the terms set out in this Agreement.

(ii)  Amounts borrowed under this Section  2.1 and paid or prepaid may not be re-borrowed.

(b)  Revolving Credit Facility

(i)  Subject to Sections 6.1 and 6.2, and the other the terms and conditions of this Agreement, from time to time prior to the Revolving Credit Termination Date, each Revolving Lender agrees to make Revolving Loans to Borrower ratably in accordance its Revolving Commitment Percentage and in an aggregate principal amount which shall not cause (i) such Revolving Lender’s Revolving Credit Exposure to exceed its Revolving Committed Amount or (ii) the Revolving Credit Exposure of all Revolving Lenders to exceed the Revolving Credit Limit. Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and re-borrow Revolving Loans. Revolving Loans may be Base Rate Loans or LIBOR Loans, as Borrower may elect, subject to the terms set out in this Agreement.

(ii)  Each Revolving Loan shall be made as part of a Borrowing and each Revolving Loan shall be made by a Revolving Lender ratably in accordance its Revolving Commitment Percentage of such Borrowing.

2.2  Method of Borrowing.

(a)  By no later than 11:00 a.m. New York City time (i) on the Business Day prior to the date of the requested Borrowing of Loans that will be Base Rate Loans or the Closing Date Term Loans (whether such Closing Date Term Loans shall bear interest at the Base Rate or LIBOR), and (ii) three (3) Business Days prior to the date of the requested Borrowing of Loans that will be LIBOR Loans (other than with respect to the Closing Date Term Loans), but in any event not more than once per calendar week, Borrower shall telephone the Administrative Agent as well as submit a written Borrowing Request to the Administrative Agent setting out (A) the identity of the Borrower requesting such Loan and the amount requested under the applicable Facility, (B) the date of the requested Borrowing, (C) the Type of Loan and whether such Loan is a Revolving Loan or a Term Loan, (D) with respect to Loans that will be LIBOR Loans, the Interest Period applicable thereto, and (E) written certification that Borrower has complied in all respects with Section  6.2.

(b)  If Borrower fails to specify (i) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan, and (ii) an Interest Period, then such LIBOR Loan shall be deemed to have an Interest Period of one month.

2.3  Funding of Loans. Upon receipt of a Borrowing Request, Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Pro Rata Share of the requested Borrowing available to the Administrative Agent in Dollars and in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon New York City time on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the conditions set out in Sections 6.1 and/or 6.2, as applicable, the amount of the requested Loans will then be made available to the applicable Borrower by Administrative Agent only to the extent funds are received from each Lender either by (a) crediting the account of such applicable Borrower on the books of Administrative Agent with the amount of such funds, or (b) wire transfer of such funds, in each case in accordance with instructions provided by Borrower to (and reasonably acceptable to) the Administrative Agent.

2.4  Continuations and Conversions.

(a)  Subject to the terms below, Borrower shall have the option, on any Business Day prior to the Maturity Date to continue existing LIBOR Loans for a subsequent Interest Period, to Convert Base Rate Loans into LIBOR Loans, or to Convert LIBOR Loans into Base Rate Loans, in any case under such applicable Facility. By no later than 11:00 a.m. New York City time (i) on the Business Day prior to the date of the requested Conversion of a LIBOR Loan to a Base Rate Loan and (ii) three (3) Business Days prior to the date of the requested Continuation of a LIBOR Loan or Conversion of a Base Rate Loan to a LIBOR Loan, Borrower shall provide telephonic notice to Administrative Agent, followed promptly by a written Continuation/Conversion Request setting out whether Borrower elects to Continue or Convert such applicable Loans, and Administrative Agent shall promptly notify each Lender of such Continuation/Conversion Request.

(b)  Notwithstanding anything in this Agreement to the contrary, (i) except as provided in Sections  4.3, 4.4 and  4.5, LIBOR Loans may only be Continued or Converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (ii) LIBOR Loans may not be Continued, nor may Base Rate Loans be Converted into LIBOR Loans, during the existence and continuation of a Default, and (iii) any request to Continue a LIBOR Loan that fails to comply with the terms hereof or any failure to request a Continuation of a LIBOR Loan at the end of an Interest Period shall be deemed a request to Convert such LIBOR Loan to a Base Rate Loan on the last day of the applicable Interest Period.

2.5  Minimum Amounts and Interest Period Limitations. Each request for a Borrowing, Conversion, or Continuation under this Agreement shall be subject to the following requirements and limitations: (a) for LIBOR Loans it shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples of $100,000 in excess thereof) or the remaining amount available to be borrowed, (b) for Base Rate Loans it shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples of $100,000 in excess thereof) or the remaining amount available to be borrowed, (c) there may not be more than six (6) Interest Periods in effect for all LIBOR Loans, and (d) Borrower may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of such Term Loan having Interest Periods ending after any date on which an installment of such Term Loan is scheduled to be repaid would exceed the aggregate principal amount of such Term Loan scheduled to be outstanding after giving effect to such repayment. For purposes of this Section  2.5, all LIBOR Loans with the same Interest Periods that begin and end on the same date shall be considered as one Interest Period, but LIBOR Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Interest Periods.

2.6  [Reserved].

2.7  Defaulting Lenders.

(a)  Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)  Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set out in the definition of Required Lenders.

(ii)  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section  3.7 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent under this Agreement; second as Borrower may request (so long as no Default or Potential Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Potential Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate Pro Rata Share, and (2) such Loans were made at a time when the conditions set out in Section  6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitment Percentages under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)  Certain Fees. No Defaulting Lender shall be entitled to receive any unused fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)  Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitment Percentages under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.8  Incremental Facilities.

(a)  Requests. The Borrower may, by written notice to Administrative Agent, request increases in the commitments for Term Loans under a new term loan tranche or under any existing term loan tranche (each, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”; each Incremental Term Loan Commitment are sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in a maximum aggregate principal amount not to exceed $37,500,000 (the aggregate amount that can be incurred as of any date of determination, the “Incremental Available Amount”); provided, that no commitment of any Lender shall be increased without the written consent of such Lender (which shall be provided in such Lender’s sole discretion). Such notice shall set forth (A) the amount of the Incremental Term Loan Commitment being requested (which shall be in a minimum amount of $1,000,000 and multiples of $500,000 in excess thereof) and (B) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by Administrative Agent (at the written direction of the Required Lenders), shall not be less than ten (10) Business Days after the date of such notice).

(b)  Conditions Applicable to Any Incremental Facility. In addition to the other conditions set forth in this Section  2.8 that may be applicable thereto, no Incremental Facility shall become effective under this Section  2.8 unless, after giving effect to such Incremental Facility, the Loans to be made thereunder, and the application of the proceeds therefrom:

(i)  on a Pro Forma Basis, (i) before and immediately after giving effect to the incurrence of Debt under such additional Incremental Facility (including assuming any commitment under such Incremental Facility is fully drawn) and any related pro forma event in connection therewith, the Total Leverage Ratio would not exceed 2.50:1.00, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been or were required to be delivered to the Administrative Agent (the aggregate amount that can be incurred as of any date of determination) and (ii) after giving effect to the incurrence of Debt under such additional Incremental Facility including assuming any commitment under such Incremental Facility is fully drawn) and any related pro forma event in connection therewith, to the extent applicable, the Borrower would be in compliance with the covenants set forth in Section 10.1; provided that, in the case of any Incremental Facility incurred to finance a Limited Condition Acquisition, the satisfaction of the Total Leverage Ratio set forth in this clause (b) shall be subject to the Limited Condition Acquisition Provisions

(ii)  no Potential Default or Default shall exist at the time of funding; provided that, in the case of any Incremental Facility incurred to finance a Limited Condition Acquisition, the foregoing condition shall be subject to the Limited Condition Acquisition Provisions;

(iii)  such Incremental Facility shall not exceed the Incremental Available Amount;

(iv)  the representations and warranties contained in Article VII of this Agreement and the other Loan Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality or a Material Adverse Effect standard in which case it shall be true and correct in all respects) on and as of the effective date of such funding, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct (in compliance with the foregoing standard) as of such earlier date; provided that, in the case of any Incremental Facility incurred to finance a Limited Condition Acquisition, the foregoing condition shall be subject to the Limited Condition Acquisition Provisions;

(v)  Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the applicable matters described in Section  2.8(b)(i) through  2.8(b)(iii);

(vi)  each Loan under any Incremental Facility shall be used solely for purposes permitted under Section  8.16;

(vii)  Administrative Agent shall have received, to the extent Administrative Agent or Lenders shall have required or requested, customary legal opinions from Borrower’s counsel, customary evidence of authorization with respect to any of the officers executing the Incremental Facility and related documentation on behalf of the Borrower, organizational documents and good standing certificates from the Borrower and the other Loan Parties in their jurisdictions of organization and a secretary certificate and officer’s certificate from Borrower and the other Loan Parties, in each case, in form and substance satisfactory to the Lenders providing such incremental loans in their reasonable discretion.

(c)  Terms Applicable to Incremental Term Loans. In addition to the other conditions set forth in this Section  2.8 that may be applicable thereto, no Incremental Term Loans under any Incremental Facility shall become effective under this Section  2.8 unless:

(i)  (x) the final maturity of any Incremental Term Loan shall not be earlier than the Latest Maturity Date and (y) the Weighted Average Life to Maturity of any Incremental Term Loan shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans existing immediately prior to the Incremental Effective Date;

(ii)  the Effective Yield applicable to such Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that the Effective Yield applicable to such Incremental Term Loans shall not be greater than the applicable Effective Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans outstanding on the Closing Date or any prior Incremental Facility, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the “LIBOR floor” or “Base Rate floor”) with respect to the Term Loans issued on the Closing Date and any prior Incremental Term Loans is increased so as to cause the then applicable Effective Yield under this Agreement on the Term Loans issued on the Closing Date and any prior Incremental Term Loans to equal the Effective Yield then applicable to such Incremental Term Loans minus 50 basis points; provided further that if such Incremental Term Loan includes a “LIBOR floor” greater than 1.00% per annum or a “Base Rate floor” greater than 2.00% per annum, such differential between the “LIBOR floor” or “Base Rate floor” shall be equated to the applicable Effective Yield for purposes of determining whether an increase to the interest rate margin under the Terms Loans outstanding on the Closing Date and any prior Incremental Term Loans shall be required, but only to the extent an increase in the “LIBOR floor” or “Base Rate floor” in the Terms Loans outstanding on the Closing Date would cause an increase in the interest rate then in effect thereunder, and in such case, the “LIBOR floor” or “Base Rate floor” (but not the interest rate margin) applicable to the Terms Loans outstanding on the Closing Date and any prior Incremental Term Loans shall be increased to the extent of such differential between the “LIBOR floor” or “Base Rate floor” (the “MFN Provisions”);

(iii)  such Incremental Term Loans: (x) subject to clause (c)(i), shall have amortization determined by the Borrower and the applicable Incremental Lenders of each Incremental Term Loan and (y) may share in (on no more than a pari passu basis), repayments and prepayments of the Term Loans in accordance with Section  3.6, as specified in any Incremental Amendment; provided that, for purposes of clarity, no mandatory prepayments of an Incremental Term Loan may be imposed if the events giving rise to such prepayments do not also give rise to a prepayment of the Closing Date Term Loan; and

(iv)  such Incremental Term Loans (A) shall rank pari passu in right of payment and security with the Term Loans existing immediately prior to the Incremental Effective Date and (B)(x) shall not be secured by any Lien on any property or asset of the Borrower or any other Subsidiary that does not also secure the Term Loans existing immediately prior to the Incremental Effective Date and (y) shall not be guaranteed by any Person other than the Loan Parties; and

(v)  except as otherwise set forth in the foregoing clauses (i) through (iv), the terms of any Incremental Term Loans shall be identical to the terms applicable to the Term Loans.

(d)  Offer to Lenders. Each Incremental Facility with respect to a Facility shall first be offered to the Lenders under such Facility prior to any other non-Lender Person and Administrative Agent shall promptly (and in any event not later than three (3) Business Days after receiving notification from the Borrower) notify each Lender of the proposed Incremental Facility and of the proposed terms and conditions therefor agreed between the Borrower and Administrative Agent. Each such Lender may, in its sole discretion, commit to participate in such Incremental Facility by forwarding its commitment thereto to Administrative Agent within ten (10) Business Days after receiving notification from Administrative Agent, in form and substance satisfactory to Administrative Agent (at the direction of the Required Lenders). In consultation with the Borrower, Administrative Agent shall allocate the commitments to be made as part of the Incremental Facility to the Lenders from which it has received commitments; provided that, each participating Lender shall be entitled to at least its pro rata share of the proposed Incremental Facility. If Administrative Agent does not receive sufficient commitments from existing Lenders to effectuate the Incremental Facility within ten (10) Business Days after providing notice to the existing Lenders of the proposed Incremental Facility, it may allocate unsubscribed amounts to any other Person reasonably acceptable to Administrative Agent that is an Eligible Assignee from which it has received commitments (each Person acting as a Lender under an Incremental Facility is referred to herein as an “Incremental Lender” and collectively, as the “Incremental Lenders”). Nothing in this Agreement shall be construed to obligate any Lender to participate in any Incremental Facility (each Lender’s decision to be made in its own discretion).

(e)  Required Amendments; Documentation; Rights of Incremental Lenders.

(i)  The Incremental Facilities shall be evidenced by an amendment or supplement to this Agreement executed by the Borrower (and consented to by all other Loan Parties), Administrative Agent and the applicable Incremental Lenders (such amendment or supplement, an Incremental Amendment) and such Incremental Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower, to effect the provisions of this Section  2.8; provided, however, that no such Incremental Amendment shall effect any change that, pursuant to Section  13.8, requires the consent of all Lenders or the consent of each Lender directly affected thereby without the consent of each such Lender (it being agreed, however, that making a Loan under an Incremental Facility will not, of itself, be deemed to effect any of the changes described in Section  13.8 and that modifications to the definition of “Required Lenders” or other provisions relating to voting provisions to provide the Persons providing the applicable Incremental Term Loan with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in Section  13.8). Administrative Agent shall promptly notify each Lender as to the effectiveness of each such amendment.

(ii)  Upon closing of a Term Loan under an Incremental Facility, the Incremental Lenders thereof shall be deemed to be Lenders and Term Loans made pursuant to the Incremental Term Loans shall for all purposes be deemed to be Term Loans hereunder.

(iii)  Each Incremental Lender, in each case, shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents.

2.9  [Reserved].

2.10  Tax Treatment. The Borrower, Lenders and Administrative Agent each agree (a) that the Loans shall be treated as debt for U.S. federal income Tax purposes, (b) that the Term Loan is not governed by the rules set out in United States Treasury Regulations Section 1.1275-4 and (c) to adhere to this Agreement for U.S. federal income Tax purposes and not to take any action or file any Tax return, report or declaration inconsistent herewith. The inclusion of this Section 2.10 is not an admission by any Lender that it is subject to U.S. taxation.

2.11  Reduction of Committed Amount. Borrower shall have the right, upon notice by Borrower to the Administrative Agent, to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time and from time to time; provided that (a) such notice must be received by the Administrative Agent not later than 10:00 a.m. five (5) Business Days prior to the date of termination or reduction, (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $500,000 above such amount, and (c) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate outstanding Revolving Credit Exposure. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated. The Revolving Committed Amount will automatically be reduced to zero on the Revolving Credit Termination Date.

Article III

INTEREST, FEES, AND PAYMENTS

3.1  Interest Rates.

(a)  Interest. All Base Rate Loans shall accrue interest at the Base Rate plus the Applicable Margin for Base Rate Loans. Each LIBOR Loan shall accrue interest at LIBOR applicable to such Loan plus the Applicable Margin for LIBOR Loans.

(b)  Default Rate. Upon the written demand of the Required Lenders after the occurrence, and during the continuation, of a Default, interest on all Term Loans and any other Obligations and other amounts owing under this Agreement or under the other Loan Documents, shall accrue interest at a per annum rate equal to the Default Rate.

3.2  Payment of Principal and Interest.

(a)  Term Loan Facility.

(i)  Accrued and unpaid interest on the Term Loans shall be due and payable (A) for Base Rate Loans, on the last day of each quarter (March 31, June 30, September 30 December 31), commencing December 31, 2020, and continuing thereafter, (B) for LIBOR Loans, on the last day of each Interest Period (and at termination of every three-month period for Interest Periods in excess of three months), and (C) on the Maturity Date.

(ii)  Payments of the principal amount of Closing Date Term Loans shall be due and payable on last day of each quarter (March 31, June 30, September 30, December 31), commencing March 31, 2021 and continuing thereafter each in an amount equal to 0.25% of the aggregate principal amount of all Closing Date Term Loans on the Closing Date.

(iii)  All outstanding principal on the Term Loans and the other outstanding Obligations shall be due and payable in full on the Maturity Date.

(b)  Revolving Facility.

(i)  Accrued and unpaid interest on the Revolving Principal Amount shall be due and payable (A) for Base Rate Loans, on the last Business Day of each month commencing November, 2020 and continuing on the last day of each month thereafter, (B) for LIBOR Loans, on the last Business Day of each month, and (C) on the Revolving Credit Termination Date.

(ii)  The Revolving Principal Amount shall be due and payable in full on the Revolving Credit Termination Date.

(c)  Payment of Default Rate Interest. Notwithstanding the foregoing, interest payable in the Default Rate shall be payable from time to time on written demand from Administrative Agent (at the written direction of the Required Lenders) to Borrower under this Agreement.

(d)  Payment in Full at Maturity. On the Maturity Date, the Borrower unconditionally promises to pay in full, and there shall become due and payable in full, the outstanding Loans, together with accrued and unpaid interest and all fees and other sums then owing under the Loan Documents (including the Applicable Premium, if any and solely to the extent of an acceleration of the Loans pursuant to Section  11.2), in each case with respect to the Facilities.

(e)  The Borrower unconditionally promises to repay to Administrative Agent for the ratable account of the appropriate Lenders (i) any Incremental Term Loans on each date set forth in the applicable Incremental Amendment on the terms set forth in such Incremental Amendment and (ii) any Extended Term Loans on the applicable maturity date and other applicable repayment dates on the terms set forth in the applicable Extension and/or Extension Offer.

3.3  Prepayments.

(a)  Voluntary Prepayment. Borrower may repay or prepay, as applicable (herein under this Section  3.3, a “prepayment”) all or any part of the Term Loans at any time, together with the Applicable Premium (if any), upon written notice to Administrative Agent. Borrower may prepay all or any part of the Revolving Principal Amount at any time without premium or penalty upon written notice to the Administrative Agent. Each voluntary prepayment is subject to the following conditions:

(i)  Administrative Agent must receive Borrower’s telephonic followed promptly by a written prepayment notice not later than 11:00 a.m. New York City time (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans, and, in each case, Administrative Agent shall promptly notify each Lender of such notice;

(ii)  Borrower’s prepayment notice shall (A) specify the prepayment date, (B) specify the Type and amount of the Loan to be prepaid and whether such Loan is a Revolving Loan or a Term Loan, and (C) constitute an irrevocable and binding obligation of Borrower to make such prepayment in such amount on the designated prepayment date; and

(iii)  each such partial prepayment of (A) LIBOR Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $100,000 and (B) Base Rate Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $100,000 or, in the case of clauses (A) and (B), if less than such minimum amounts, the entire principal amount thereof then outstanding.

(b)  Mandatory Prepayment.

(i)  If at any time the Revolving Credit Exposure (for any Revolving Lender or for all Revolving Lenders) exceeds the Revolving Credit Limit, Borrower shall immediately prepay the outstanding Revolving Loans by the amount of the excess plus all accrued and unpaid interest on the amount so prepaid.

(ii)  No later than five (5) Business Days following the earlier of the date such amounts are received by, or for the account of, the Borrower (or the applicable Loan Party) on or after the date hereof and the end of any election periods set forth below, the following amounts shall be paid to Administrative Agent for the ratable benefit of the Lenders in the form received with any necessary endorsement or assignment:

(A)  [reserved];

(B)  100% of any cash Net Proceeds in excess of $2,000,000 individually or in the aggregate over the term of this Agreement in respect of any Casualty Event affecting Collateral (plus the Applicable Premium (if any)); provided that, if within 20 days after the date of such Casualty Event, Borrower shall notify Administrative Agent in writing that it wishes to reinvest such Net Proceeds to replace the damaged assets in assets that are subject to a security interest in favor of Collateral Agent and that are useful in the business of the Loan Parties, then the Borrower shall be permitted to defer such prepayment for a period of up to 365 days after the date the applicable Loan Party receives such Net Proceeds; provided further that if such Net Proceeds are not reinvested within 365 days from the applicable Loan Party’s receipt of such Net Proceeds (or if so committed to be reinvested within such 365-day period, reinvested within 180 days after such 365-day period), then the applicable Loan Party shall be required to make any prepayments otherwise required by this Section  3.3(b)(ii)(B); provided further that, notwithstanding the foregoing, Net Proceeds obtained by any Loan Party with respect to reimbursements due to loss of cash (whether as a result of theft, natural disaster or otherwise) shall not be subject to the mandatory prepayment provisions of this Section  3.3(b)(ii)(B);

(C)  100% of any Net Proceeds of a Specified Equity Contribution, plus the Applicable Premium (if any);

(D)  100% of any cash Net Proceeds from the issuance of Debt issued by a Loan Party (excluding any other Debt permitted to be incurred pursuant to Section 9.1), plus the Applicable Premium (if any);

(E)  100% of the cash Net Proceeds from the Disposition of any assets pursuant to Section 9.4(b), Section 9.4(e) Section 9.4(g)(w), Section 9.4(o), Section 9.4(p), Section 9.4(q) or Section 9.4(r) individually or in the aggregate in excess of $2,000,000 in any fiscal year (plus the Applicable Premium (if any)); provided that, if within forty-five (45) days after the date of such Disposition, Borrower shall notify Administrative Agent in writing that it wishes to reinvest such Net Proceeds in assets that are subject to a security interest in favor of Collateral Agent and that are useful in the business of the Loan Parties, then the Borrower shall be permitted to defer such prepayment for a period of up to 365 days after the date the applicable Loan Party receives such Net Proceeds; provided further that if such Net Proceeds are not reinvested within 365 days from the applicable Loan Party’s receipt of such Net Proceeds (or if so committed to be reinvested within such 365-day period, reinvested within 180 days after such 365-day period), then the applicable Loan Party shall be required to make any prepayments otherwise required by this Section  3.3(b)(ii)(E);

(F) Within five (5) Business Days after the date by which Borrower are required to deliver their Compliance Certificate and financial statements for the applicable fiscal year pursuant to Sections  8.1(a) and (d)), commencing with the fiscal year ending January 2, 2022, Borrower shall prepay the Term Loans in an amount equal to the applicable Excess Cash Flow Percentage multiplied by Excess Cash Flow for such fiscal year then ended minus the sum of (1) voluntary prepayments of the Term Loans made during such period (other than voluntary prepayments applied to prepay future amortization payments that would be due pursuant to Section  3.2(a)(ii) in the fiscal year of such prepayment), and (2) any voluntary prepayments of the Reovlving Facility solely to the extent such prepayment is accompanied by a permanent reduction of the Reovlving Commitments, in each case for the preceding clauses (1) and (2) solely to the extent such prepayments or repurchases are financed with Internally Generated Cash.

Borrower shall deliver to Administrative Agent a payment notification not later than 11:00 a.m. New York City time at least two (2) Business Days prior to each mandatory prepayment pursuant to this Section  3.3(b) and Administrative Agent shall promptly notify each Lender of such notice.

(c)  Application of Prepayments.

(i)  All prepayments of Revolving Loans pursuant to Section 3.3(a) shall be applied for payments under the Revolving Credit Facility, to the Revolving Principal Amount with no corresponding reduction in the Revolving Committed Amount. All prepayments of Term Loans under Section  3.3(a) shall be applied to each outstanding tranche of the Term Loans and Incremental Term Loans (if any) on a pro rata basis (unless such Lenders under any such Incremental Term Loans have elected a lesser prepayment) and shall be applied to reduce future scheduled amortization payments of the respective Term Loans and Incremental Term Loans (if any) being prepaid as directed by the Borrower and in the absence of such direction, to the Term Loans in the direct order of maturity.

(ii)  All prepayments under Section  3.3(b) shall be applied to each outstanding tranche of the Term Loans and Incremental Term Loans (if any) on a pro rata basis (unless such Lenders under any such Incremental Term Loans have elected a lesser prepayment) and shall be applied to reduce future scheduled amortization payments of the respective Term Loans and Incremental Term Loans (if any) being prepaid as directed by the Borrower and in the absence of such direction, to the Term Loans in the direct order of maturity.

(iii)  Amounts prepaid pursuant to this Section  3.3 shall be applied and allocated to the Lenders based on each Lender’s respective Commitment Percentages under the applicable Facility.

(d)  Option to Decline. Any mandatory prepayment required to be made pursuant to Section 3.3(b)(ii) (other than Section 3.3(b)(ii)(D)) may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayments, by providing written notice to Administrative Agent no later than 12:00 p.m. (New York City time) one (1) Business Day (or such other date acceptable to Administrative Agent) prior to the date of such prepayment. If a Lender chooses not to accept payment in respect of a mandatory prepayment in whole or in part the other Lenders that accept such mandatory prepayment shall have the option to share such proceeds on a pro rata basis by providing written notice to Administrative Agent no later than 5:00 p.m. (New York City time) (and if declined by all Lenders such declined proceeds shall be retained by the Loan Parties) on or before the date otherwise due hereunder; provided that, to the extent such mandatory prepayment is declined by all Lenders, such prepayment may be retained by the Borrower.

(e)  No Implied Consent. Provisions contained in this Section  3.3 for application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

(f)  Applicable Premium. Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to Administrative Agent, for the account of the Lenders, the Applicable Premium. Without limiting the generality of the foregoing Sections  3.3(a) and (b), and notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Default (including by operation of law or otherwise), the Applicable Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Applicable Premium payable in accordance with this Section  3.3(f) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event, and the Borrower and the other Loan Parties agree that it is reasonable under the circumstances currently existing. The Applicable Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWERS AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section  3.3(f), (E) their agreement to pay the Applicable Premium is a material inducement to the Lenders to provide the Commitments and make the Term Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Premium Trigger Event.

3.4  Computations of Interest and Fees.

(a)  Calculation of Interest. All computations of interest and fees under this Agreement shall be made on the basis of the actual number of days elapsed over a year of 360 days (or, in the case of Base Rate Loans determined by reference to the Prime Rate, for the actual number of days elapsed in a 365 or 366-day year). Interest shall accrue from and including the first date of Borrowing (or from the date of any Continuation or Conversion thereof) to but excluding the last day occurring in the period for which such interest is payable.

(b)  Maximum Rate. It is the intent of the Lenders and Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity date of the Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Agreement or otherwise, exceed the maximum non-usurious amount permissible under applicable Law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Debt evidenced by any of the Loan Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum non-usurious amount permitted by applicable Law.

3.5  General Payment Terms.

(a)  Payments by Borrower. Except as otherwise expressly provided in this Agreement (i) all payments by Borrower under this Agreement shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. New York City time on the date specified herein, (ii) Administrative Agent will promptly distribute to each Lender its applicable Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office, and (iii) all payments received by Administrative Agent after 11:00 a.m. New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)  Payment Dates. If any payment or prepayment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)  Advances by the Administrative Agent. Unless Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent under this Agreement, that Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Dollars and in immediately available funds, then:

(i)  if Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Dollars and in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Dollars and in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to Borrower to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to Borrower to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing in this Agreement shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender under this Agreement

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 3.5(c) shall be conclusive, absent manifest error.

(d)  [Reserved].

(e)  Several Obligations. The obligations of the Lenders under this Agreement to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required under this Agreement shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)  Funding Offices. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)  Notes. To the extent requested by any Lender, the obligation of the Borrower to pay the Loan shall be evidenced by notes executed by the Borrower, payable to such requesting Lender (or its registered assigns) in the principal amount of such Lender’s Commitment.

(h)  Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section  3.5(c) or 3.6, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

3.6  Pro Rata Treatment and Sharing of Payments.

(a)  Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than administrative fees and other fees paid to any Agent for its own account), and each Conversion or Continuation and each reduction in the Revolving Commitment Amount, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Share; provided that, if any Lender shall have failed to pay or fund its Commitment Percentage of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section  3.6 shall instead be payable to Administrative Agent until the share of such Loan by such Lender has been funded unless such Lender’s obligations are the subject of a good faith dispute.

(b)  If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, in the event any principal, interest, fee or other amount paid to any Lender pursuant to this Agreement or any other Loan Document is rescinded or must otherwise be returned by Administrative Agent, (i) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (ii) such Lender shall, upon the request of Administrative Agent, repay to Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by Administrative Agent until the date Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate plus the Applicable Margin for Base Rate Loans.

(c)  Lenders agree among themselves that, except to the extent otherwise provided in this Agreement, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar law or otherwise, or by any other means,

(i)  in excess of its Commitment Percentage or Pro Rata Share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations (without recourse, representation or warranty) in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective Commitment Percentages or Pro Rata Shares; or

(ii)  such payment shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned.

The Borrower agrees that (A) any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation and (B) the Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred.

(d)  Except as otherwise expressly provided in this Agreement, if any Lender or Administrative Agent shall fail to remit to any other Lender or Administrative Agent an amount payable by such Lender or Administrative Agent to such other Lender or Administrative Agent pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section  3.6 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section  3.6 to share in the benefits of any recovery on such secured claim.

3.7  Right of Setoff. If any Default shall have occurred and be continuing beyond the expiration of any applicable cure period, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section  2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section  3.7 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

3.8  Fees.

(a)  Fees to the Lenders. On the Closing Date, Borrower agrees to pay to the Lenders the fees as agreed to between Borrower and the Lenders in the Fee Letter.

(b)  [Reserved].

(c)  Unused Fee-Revolving Credit Facility. The Borrower shall pay to the Agent, for the ratable benefit of each Revolving Lender based on its Revolving Committed Amount, a per annum fee equal to 0.50% for each day during the period of determination multiplied by the amount by which the then Revolving Committed Amount for all Revolving Lenders on such day exceeds the Revolving Principal Amount outstanding on such day. This fee shall commence to accrue on the Closing Date and shall be due and payable quarterly in arrears (as well as on the Revolving Credit Termination Date and on any date that the Revolving Committed Amount is reduced) for the quarter period (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date.

(d)  Fees to the Agents. On the Closing Date, Borrower agree to pay to the Administrative Agent, for the Administrative Agent’s own account, and the Collateral Agent, for the Collateral Agent’s own account, the fees as agreed to between Borrower, the Agents and the Lenders in the Fee Letter.

(e)  Fees Generally. The fees provided for in this Section  3.8 shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Article IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.1  Taxes.

(a)  Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section  4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section  4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section  13.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section  4.1.

(e)  Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section  4.1 such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f)  Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)  any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Tax Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Tax Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Tax Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section  4.1(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)  Status of Administrative Agent. On or before the Closing Date and at other times reasonably requested by Borrower, Administrative Agent shall deliver to Borrower two executed originals of IRS Form W-9 establishing an exemption from U.S. federal backup withholding Tax. Administrative Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete, it shall update such form or certification or promptly notify Borrower in writing of its inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2 Increased Costs.

(a) Increased Costs Generally. If, after the Closing Date, any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b), (c) and (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, Continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender other Recipient under this Agreement (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s or holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement. A certificate of a Lender setting out the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections  4.2(a) or (b) above, and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)  Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section  4.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, Borrower shall not be required to compensate a Lender pursuant to this Section  4.2 for any increased costs incurred or reductions suffered more than two hundred seventy (270) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof).

4.3  Illegality. If a Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to Borrower, any obligation of such Lender to make or Continue LIBOR Loans or to Convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender, prepay or, if applicable, Convert all applicable LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or Conversion, Borrower shall also pay accrued interest on the amount so prepaid or Converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.4  Inability to Determine LIBOR. Subject to Section 13.21, if Administrative Agent and the Required Lenders determines that for any reason adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower at the written direction of the Required Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until Administrative Agent revokes such notice at the written direction of the Required Lenders. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, Conversion to or Continuation of a LIBOR Loan or, failing that, will be deemed to have converted such request into a request for a Borrowing of a Base Rate Loan in the amount specified therein.

4.5  Funding Losses. Upon demand of any Lender from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)  any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to borrow, Continue, Convert or prepay any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower, including any loss, cost or expense (other than loss of the Applicable Margin) arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable to a Lender under this Section  4.5, such Lender shall be deemed to have actually funded the relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that such Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section  4.5.

4.6  Requests for Compensation. A certificate of a Lender claiming compensation under this Article IV and setting out the additional amount or amounts to be paid to it under this Agreement shall be conclusive in the absence of manifest error. In determining such amount, a Lender may use any reasonable averaging and attribution methods.

4.7  Mitigation of Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office. If any Lender requests compensation under Section  4.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  4.1, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans under this Agreement or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section  4.1 or Section  4.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders. (1) If any Lender requests compensation under Section  4.2, or if Borrower are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  4.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section  4.7(a), or (2) if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section  13.7), all of its interests, rights (other than its existing rights to payments pursuant to Section  4.1 or Section  4.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)  Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section  13.7;

(ii)  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, solely with respect to Section 4.7(b)(2), the Applicable Premium, and all other amounts payable to it under this Agreement and under the other Loan Documents (including any amounts under Section  4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of the Applicable Premium and all other amounts);

(iii)  in the case of any such assignment resulting from a claim for compensation under Section  4.2 or payments required to be made pursuant to Section  4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)  such assignment does not conflict with applicable Law; and

(v)  in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

4.8  Survival. All of Borrower’s obligations under this Article IV shall survive for a period of one (1) year after termination of the Commitments and repayment of all Obligations.

Article V

COLLATERAL AND GUARANTIES

5.1  Collateral. To secure full and complete payment and performance of the Secured Obligations, each Loan Party shall: (i) on the Closing Date with respect to the Loan Parties as of the Closing Date, and (ii) within thirty (30) days (or such later date as Collateral Agent (at the written direction of the Administrative Agent) may agree in writing; provided that in no event shall any material assets be transferred to or acquired by such newly created or acquired Subsidiary prior to the applicable Loan Party complying with this Section  5.1) upon the creation or acquisition of any Subsidiary (other than an Excluded Subsidiary), execute and deliver, or cause to be executed and delivered, the Security Documents described below in Proper Form pledging to Collateral Agent a first priority Lien (subject to Permitted Liens, as applicable) on the assets of such Loan Party or Subsidiary, as applicable (together with any other property and collateral which may now or hereafter secure the Secured Obligations or any part thereof, but excluding the Excluded Property, the “Collateral”):

(a)  Each Loan Party and any such Subsidiary formed or acquired after the Closing Date (but excluding any Excluded Subsidiary) shall execute and deliver a Security Agreement under which it shall grant to Collateral Agent a first priority (subject to Permitted Liens) security interest in, and Lien on, all of its respective assets (other than Excluded Property), including without limitation, all of the following: Accounts; accounts receivable; inventory; goods; equipment; machinery; fixtures; chattel paper; documents; instruments; deposit accounts; investment property; letter of credit rights; general intangibles; intellectual property; cash and cash equivalents; all other personal property, whether now owned or hereafter acquired; and all products, proceeds and accessions to or improvements of, and books and records relating to, each of the foregoing. Notwithstanding the foregoing, no Subsidiary described in clauses (b) and (c) of the definition of Excluded Subsidiary will be required to execute a Security Agreement.

(b)  A Pledge Agreement (which may be in the form of a Security Agreement or a joinder to a previously executed Security Agreement) executed by each Loan Party as of the Closing Date and any Subsidiary formed or acquired after the Closing Date (but excluding any Subsidiary described in clause (b) of the definition of Excluded Subsidiary) under which it shall grant to Collateral Agent a first priority (subject to Permitted Liens) security interest in all of the Equity Interests issued by their respective domestic Subsidiaries existing on the Closing Date.

(c)  If required by Administrative Agent (in its reasonable credit judgment) after the Closing Date, a deed of trust or mortgage under which it shall grant to Collateral Agent (or to a trustee for the benefit of Collateral Agent) a first priority security interest (subject to Permitted Liens) in all of its fee interests in real property (1) not set forth on Schedule 9.4 or (2) with a value in excess of $3,000,000 (and the fixtures and improvements on such real property), other than Excluded Property, in each case for clause (2) whether now owned or hereafter acquired, including an assignment of all rents and lease payments due in respect of such real property, and all products and proceeds, together with (i) [reserved]; (ii) a loan title policy in an amount determined by the Required Lenders in their reasonable credit judgment, and (iii) such other and further due diligence, appraisals, and information and matters pertaining to flood determination and insurance that the Required Lenders may require in their reasonable credit judgment.

(d)  Each Loan Party and any such Subsidiary formed or acquired after the Closing Date (but excluding any Excluded Subsidiary) shall execute and deliver a Security Agreement or assignment under which it shall grant to Collateral Agent a first priority security interest in, and Lien upon (subject to Permitted Liens), all of its patents, trademarks, trade names, and all other intellectual property whether now owned or hereafter acquired, and all products and proceeds thereof.

5.2  Financing Statements. The Borrower and each other Loan Party is responsible for filing, and agrees to execute, if requested, financing statements, continuation statements, or termination statements (each in Proper Form), or take other action reasonably requested by Collateral Agent relating to the Collateral, including any Lien search reasonably required by Collateral Agent.

5.3  Guarantees; Additional Loan Parties. Each Loan Party (other than Borrower) shall guarantee the complete payment and performance of the Secured Obligations by executing and delivering a Guaranty to Administrative Agent on the Closing Date (for each Loan Party in existence on the Closing Date). For each Domestic Subsidiary formed or acquired after the Closing Date (but excluding any Excluded Subsidiary), within thirty (30) days after formation or acquisition (or such longer period as the Administrative Agent (at the direction of the Required Lenders) may reasonably agree to), shall guarantee the complete payment and performance of the Obligations by executing and delivering a Guaranty to Administrative Agent. Notwithstanding the foregoing, no Excluded Subsidiary will be required to become a Guarantor. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each Domestic Subsidiary formed or acquired after the Closing Date, the Loan Documents (including but not limited to, a Guaranty and the Security Documents) and substantially the same documentation required pursuant to this Article V, and in each case together with all such other documents or agreements as the Administrative Agent (at the direction of the Required Lenders) may reasonably request. No Loan Party shall form or acquire a Foreign Subsidiary after the Closing Date.

5.4  Further Assurances; Collateral. Each Loan Party (solely at its expense) shall obtain, or cooperate with Collateral Agent to obtain, agreements, documents, and instruments (all in Proper Form) as Collateral Agent may from time to time reasonably request and consistent with the terms of the Loan Documents to attach or preserve the attachment, and to perfect or preserve the perfection and priority, of Collateral Agent’s security interests granted under the Loan Documents (including using commercially reasonable efforts to obtain Collateral Access Agreements, creditor and mortgagee subordination agreements, and Lien release documents). Each Loan Party hereby appoints and empowers Collateral Agent or its representatives, as its attorney-in-fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements and other documents which, in Collateral Agent’s sole judgment, are necessary to be executed, endorsed and/or filed in order to (a) perfect or preserve the perfection and priority of Collateral Agent’s security interests granted under the Loan Documents and (b) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable Law (provided that Collateral Agent shall not exercise its rights under this clause (b) unless a Default has occurred and is continuing).

Notwithstanding anything in the Loan Documents to the contrary, Collateral Agent shall have no responsibility for the preparation, filing, or recording of any instrument, document, or financing statement or for the perfection or maintenance of any security interest created hereunder or under any other Loan Document.

5.5  Liens Granted to Collateral Agent. Liens granted to Collateral Agent under the Loan Documents are granted to Collateral Agent for the ratable benefit of the Secured Parties.

Article VI

CONDITIONS PRECEDENT

6.1  Initial Credit Extension. The obligations of the Lenders to make Loans under this Agreement on and after the Closing Date shall not become effective until the date on which each of Administrative Agent, Collateral Agent and the Lenders (as applicable) has received each of the following in Proper Form (or each Lender has waived in writing the requirement in accordance with Section  13.8):

(a)  Executed Loan Documents; Perfected Liens. (i) Receipt by each of Administrative Agent and Collateral Agent of duly executed copies of this Agreement, the notes in favor of each Lender that requests a note, the Security Documents, and the other Loan Documents, and (ii) Liens granted to Collateral Agent under the Loan Documents have been perfected (to the extent required to be perfected by the terms of this Agreement or the Security Agreement) in accordance with applicable Law.

(b)  [Reserved].

(c)  Corporate Documents. Receipt by each of Administrative Agent and Collateral Agent of the following:

(i) Documents. The Organizational Documents of each Loan Party certified by a Responsible Officer of such Loan Party.

(ii)  Resolutions. Copies of resolutions of the Board of Directors of Borrower and each other Loan Party approving the transactions contemplated by this Agreement and authorizing certain officers of Borrower to negotiate, execute, and deliver the Loan Documents, certified by a secretary or assistant secretary of the Borrower to be true and correct and in full force and effect as of the Closing Date.

(iii)  Incumbency. An incumbency certificate of Borrower and each other Loan Party that is a legal entity certified by a secretary or assistant secretary of Borrower or such Loan Party to be true and correct as of the Closing Date.

(iv) Good Standing. Copies of certificates of good standing, existence, or their equivalent with respect to Borrower and each Loan Party that is a legal entity, certified as of a recent date by the appropriate Governmental Authority of the state of its organization and, to the extent reasonably requested by Administrative Agent, each other state in which it is qualified to do business in which the failure to so qualify and be in good standing could reasonably be expected to result in a Material Adverse Effect.

(d)  Opinions of Counsel. Receipt by Administrative Agent of such opinions from legal counsel to Borrower and each other Loan Party (including the opinion of the Loan Parties’ general counsel), addressed to each of Administrative Agent, Collateral Agent and the Lenders, dated as of the Closing Date, and covering matters that customarily are addressed in connection with the transactions contemplated by this Agreement.

(e)  Financial Statements. Receipt by Administrative Agent and the Lenders of (i) the audited Consolidated and consolidating financial statements of Borrower and its Subsidiaries for the fiscal years ended 2017, 2018 and 2019 as set forth in Borrower’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 filed with the SEC, (ii) the unaudited Consolidated and consolidating financial statements of Borrower and its Subsidiaries for the fiscal quarters ending March 29, 2020, June 28, 2020 and September 27, 2020 as set forth in the Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2020, June 28, 2020 and September 27, 2020, respectively, filed with the SEC, (iv) a written financial model report for the Borrower and its Subsidiaries setting out, among other things, a budget and projections for the Borrower and its Subsidiaries on a monthly basis for the five-year period following the Closing Date prepared in good faith based upon reasonable assumptions (i) in light of then existing conditions and (ii) the future results of operations which may or may not in fact occur and no assurance can be given that such results will be achieved, and (v) such other financial information regarding Borrower and each other Loan Party as Administrative Agent may reasonably request.

(f)  [Reserved].

(g)  Litigation. There shall be no material Litigation or investigations pending or, to the knowledge of Borrower or any other Loan Party, threatened against Borrower or any other Loan Party which have not been disclosed to Administrative Agent and the Lenders in writing and which if adversely determined could have or could reasonably be expected to have a Material Adverse Effect.

(h)  Officer’s Certificate. Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer as of the Closing Date stating that (i) the Borrower and each other Loan Party is in compliance with all existing material financial obligations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect, (ii) no Litigation or investigation is pending or, to such Responsible Officer’s knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any other Loan Party and that if adversely determined could reasonably be expected to have a Material Adverse Effect or any transaction contemplated by the Loan Documents, (iii) [reserved], and (iv) immediately after giving effect to this Agreement, the other Loan Documents, and all the transactions contemplated therein to occur on such date, (A) no Potential Default or Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects on and as of the date made or deemed made, and (C) Borrower and the other Loan Parties taken as a whole are Solvent.

(i)  Insurance. Evidence of all insurance policy certificates (but not endorsements) required by Section  8.6.

(j)  Lien Searches. The Lenders shall have received the results of a Lien search (including, to the extent required by the Lenders, a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory to the Lenders (written notice of the Lenders satisfaction to be delivered to Administrative Agent), made against Borrower or any other Company under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in all assets of Borrower or any such other Company, indicating among other things that the assets of Borrower and each such other Company are free and clear of any Lien (except for Permitted Liens).

(k)  [Reserved].

(l)  Consents; Defaults.

(i)  Governmental and Third Party Approvals. Borrower and the other Loan Parties shall have received all material governmental, shareholder and third party consents and approvals (except for any thirds-party consents required to be delivered after the Closing Date in accordance with Section  8.20) necessary (or any other material consents as determined in the reasonable discretion of Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents, and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on Borrower or any other Loan Party or such other transactions or that could seek or threaten any of the foregoing, and no Law or regulation shall be applicable which in the reasonable judgment of Administrative Agent could reasonably be expected to have such effect.

(ii)  No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consumption of the transactions contemplated hereby or thereby, or which, in Administrative Agent’s (at the written direction of the Required Lenders) reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(iii)  No Default. No Potential Default or Default shall exist.

(m)  Tax Identification Number; KYC Requirements; Other Due Diligence. Administrative Agent, Collateral Agent and the Lenders shall have received the tax identification number, as the case may be, and other background or identification information of each Loan Party and Administrative Agent, Collateral Agent and the Lenders shall have completed all “know your customer” requirements, background checks and other due diligence (including legal, tax and other regulatory matters) on the Loan Parties and the transactions contemplated by the Loan Documents, in any case as required by Administrative Agent, Collateral Agent and Lenders, together with compliance by the Loan Parties with applicable Law (including without limitation, as to those Laws applicable to, or imposed with respect to, the Loan Parties and their respective business and assets).

(n)  Payoff Letters and Lien Releases. Administrative Agent and the Lenders shall have received fully-executed payoff letters and Lien release documents from the creditors of Borrower as to Debt required by Administrative Agent and the Lenders to be repaid on the Closing Date and Liens required by Administrative Agent and the Lenders to be released on the Closing Date, including without limitation the Existing Credit Agreement.

(o)  Fees and Expenses. Payment by the Borrower of all fees and expenses under the Fee Letter and all other fees and expenses of Jefferies Finance, LLC, the Agents (including reasonable attorneys’ fees) and Lenders arising in connection with the preparation, negotiation and closing of this Agreement and the other Loan Documents and due diligence conducted by or on behalf of the Agents and Lenders in connection therewith.

(p)  No Material Adverse Event. Since September 27, 2020, there shall not have occurred a Material Adverse Event.

(q)  [reserved].

(r)  Other. Receipt by the Agents and Lenders of such other documents, instruments, agreements or information as reasonably requested by any Agent or any Lender.

Administrative Agent shall promptly notify each Lender of the receipt of each deliverable set forth in this Section 6.1 and shall make such deliverables available to each Lender.

For purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2  Conditions to All Credit Extensions. The obligation of the Lenders to make any Credit Extension (including, without limitation, those that may be made on the Closing Date) is subject to (a) receipt by Administrative Agent, Collateral Agent and the Lenders (as applicable), of the items required by Section  2.2 and Section  2.4, as applicable, (b) with respect to the funding of the Term Loans on the Closing Date, all of the representations and warranties contained in Article VII hereof and the other Loan Documents being true and correct in all material respects on and as of the date of such Credit Extension, with the same force and effect as if such representations and warranties had been made on and as of such date (unless such representation or warranty relates to an earlier date), (c) with respect to the funding of any other Credit Extension, all of the representations and warranties contained in Article VII hereof and the other Loan Documents being true and correct in all material respects (except if such representation and warranty is qualified by materiality or Material Adverse Effect then such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, with the same force and effect as if such representations and warranties had been made on and as of such date (unless such representation or warranty relates to an earlier date), and (d) no Default or Potential Default is existing and continuing. Each Borrowing Request and each Conversion/Continuation Request delivered to Administrative Agent constitutes a representation and warranty by Borrower that the conditions in this Section  6.2 are true and correct in all respects.

Article VII

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement, each Loan Party represents and warrants to Administrative Agent and Lenders that:

7.1  Existence and Power. Each Loan Party (a) is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized, (b) is qualified to do business and is in good standing in all jurisdictions where such qualification is required (except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect), (c) has the necessary power and authority, and all necessary permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights, to conduct its business except where such failure could reasonably be expected to result in a Material Adverse Effect, and (d) has the necessary power and authority to execute this Agreement and the other Loan Documents to which it is a party.

7.2  Authorization and No Conflicts. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and each Loan Party’s performance of its obligations under the Loan Documents, (a) have been duly authorized by such Loan Party that is a legal entity, (b) do not conflict with any of its Organizational Documents, (c) do not conflict with, or violate, any applicable material Law or material agreement or material contractual restriction by which such Loan Party is bound, (d) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect where the failure to obtain could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any of its assets, except those in favor of Collateral Agent and which could not reasonably be expected to result in a Material Adverse Effect.

7.3  Enforceability. Each Loan Document has been duly executed and delivered to Administrative Agent by each Loan Party which is a party to it, and each such Loan Document constitutes a legal, valid, and binding obligation of the Loan Party thereto and is enforceable against such Loan Party in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws, other laws of general application relating to the enforcement of creditors’ rights, and general principles of equity.

7.4  Subsidiaries.

(a)  For each Subsidiary, other than an Excluded Subsidiary, of the Borrower, Schedule 7.4 sets out as of the Closing Date such Person’s name, address, U.S. taxpayer identification number, entity type and jurisdiction of organization, the amount of issued and outstanding Equity Interests of such Person, and the names of the owners of its Equity Interests as of the Closing Date.

(b)  (i) The Borrower and each of its Subsidiaries owns, free and clear of Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in said Schedule, (ii) all of the issued and outstanding Equity Interests of each such Person is validly issued, fully paid, and, in the case of any corporation, non-assessable, and (iii) there are no outstanding options, warrants or other rights with respect to such Equity Interests other than as set forth on Schedule 7.4.

7.5  Debt. No Company has any Debt except Permitted Debt.

7.6  Liens. No Lien exists on any asset of any Company, other than Permitted Liens.

7.7  Ownership and Location of Assets.

(a)  Schedule 7.7 sets out as of the Closing Date (i) a complete and correct list of all real property interests held by the Borrower and its Subsidiaries indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee, and the location of the respective property, (ii) the location of any of the Collateral and other assets of the Borrower and its Subsidiaries not otherwise at a location listed in the foregoing clause (i), and (iii) the location of each Company’s principal place of business or chief executive office. The books and records of each Company are located at the locations set out on Schedule 7.7.

(b)  Except as set out on Schedule 7.7, each Company has, to the knowledge of any Responsible Officer of any Company and to the extent necessary to the ordinary conduct of their respective businesses, (i) good and marketable title to its materially owned real property, (ii) a vested leasehold interest in all of its material leased properties, and (iii) good and marketable title to its material personal property, except, in each case, for (A) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (B) Permitted Liens.

7.8  Intellectual Property. Each Company owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary for the conduct of its business and its use thereof does not infringe on the rights of any Person (and no claim of infringement has been made), other than any such trademarks, trade names, copyrights, patents and other intellectual property the loss of which, and such infringements or claims which, if successfully asserted against or determined adversely to any Company, could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

7.9  Financial Information.

(a)  Borrower has delivered to Administrative Agent, on or about the Closing Date, (i) audited Consolidated and consolidating financial statements of Borrower and its Subsidiaries for the fiscal years ended 2017, 2018 and 2019 as set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 filed with the SEC, (ii) the financial statements of Borrower and its Subsidiaries for the fiscal quarters ending March 29, 2020, June 28, 2020 and September 27, 2020, as set forth in the Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2020, Jun 28, 2929 and September 27, 2020, respectively, filed with the SEC and Borrower will deliver the Current Financials to Administrative Agent from time to time under the terms of this Agreement. In each case such financial statements (including the Current Financials) are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly present in all material respects, on a Consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and results of operations for the period covered thereby (subject in the case of unaudited financial statements, normal year-end adjustments) and; provided that, with respect to projected financial information and prospect information, Borrower only represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that actual results may vary and that such variances could be material).

(b)  There has been no Material Adverse Event since September 27, 2020.

7.10  Compliance with Laws. Except as represented and warranted in Section  7.21 below, each Loan Party is in compliance with all Laws applicable to it or to its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with Agreements.

(a)  Neither Borrower nor any of their Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Effect. Neither Borrower nor any of their Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which such Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, neither Borrower nor any of their Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which Borrower or their Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Effect.

(b)  No Default has occurred and is continuing.

(c)  None of the Loan Parties are in default in any material respect under one or more real property leases with respect to Restaurants which, individually or in the aggregate, contribute greater than 5% of the EBITDA of the Borrower and its Subsidiaries.

7.12  Litigation. Except as set out on Schedule 7.12, for each Loan Party, there is no Litigation pending, or to such Loan Party’s knowledge, threatened in writing, involving any Loan Party or any Subsidiary of any Company which (a) purports to enjoin or restrain the execution of this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) if adversely determined would reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments, arbitration awards or unpaid settlement agreements against any Loan Party or any Subsidiary of any Company that would violate Section  11.1(g) of this Agreement.

7.13  Taxes. All U.S. federal and state income tax and other material tax returns of each Loan Party and each Subsidiary of any Company required to be filed have been timely filed (or extensions have been granted) and all material Taxes imposed upon any Loan Party or any Subsidiary of any Company that are due and payable have been paid before delinquency, except (a) taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP, or (b) where the failure to pay such Taxes or levies could not reasonably be expected to result in a Material Adverse Effect. Loan Parties know of no pending investigation related to Taxes, which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; other than audits in the ordinary course of business, of any Loan Party or any Subsidiary of any Company by any Governmental Authority.

7.14  Environmental Matters. Each Loan Party and each Subsidiary of each Company and its properties are in compliance with all applicable Environmental Laws and no Loan Party or any Subsidiary of any Company is subject to any liability or obligation for remedial action thereunder, except, in each case, for any such non-compliance, liability or obligation that could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to Loan Parties’ knowledge, written threat of investigation or inquiry by any Governmental Authority of any Loan Party or any Subsidiary of any Company, or any of their respective properties pertaining to any Hazardous Substance, that, if adversely determined, could reasonably be expected to have Material Adverse Effect. Except as disclosed in any environmental reports provided to Administrative Agent and the Lenders or otherwise disclosed in writing to Administrative Agent and the Lenders and except in the ordinary course of business and in compliance with all Environmental Laws or as could not reasonably be expected to have a Material Adverse Effect, (a) to the knowledge of each of the Loan Parties, there are no Hazardous Substances located on or under any of the real properties of any Loan Party or any Subsidiary of any Company, and (b) no Loan Party or any Subsidiary of any Company has caused or knowingly permitted any Hazardous Substance to be disposed of on or under or released from any of its real properties. Each Company has obtained all permits, licenses, and authorizations which are required under and by all Environmental Laws, except for such permits, licenses, and authorizations which, if not obtained, would not result in a Material Adverse Effect.

7.15  Insurance. The Borrower and its Subsidiaries maintain insurance required under Section  8.6.

7.16  Margin Regulations; Use of Proceeds. No Loan Party and no Subsidiary of any Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Credit Extension has been, or will be, used (a) to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or (b) for any other purpose other than the purposes permitted under this Agreement.

7.17  Transactions with Affiliates. Except as disclosed on Schedule 7.17 or as permitted by Section  9.11, no Loan Party is a party to an agreement or transaction with any of any of its Affiliates other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

7.18  ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect:

(a)  Each Plan is in compliance with the applicable provisions of ERISA, the Tax Code and other Federal or state Laws. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Tax Code has been made with respect to any Plan.

(b)  There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

7.19  Labor Matters. There is not pending, nor (to the knowledge the Borrower and its Subsidiaries) is there threatened, any strike, walkout, slowdown or work stoppage, or any unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement covering the employees of any Company or any of their respective Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.20  Investment Company Act. No Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.21  Specified Laws; Anti-Corruption Laws; BSA, OFAC; Patriot Act.

(a)  The Loan Parties have policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Specified Laws, and each Loan Party maintains in effect such policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Specified Laws, and such Loan Party, its Subsidiaries and to the knowledge of such Loan Party their respective directors, managers, officers and employees, are in compliance with Specified Laws in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.

(b)  No Borrowing or use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Specified Laws.

(c)  The Loan Parties, each of their Subsidiaries, and each of their Affiliates are in compliance in all material respects with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (ii) the Patriot Act, and (iii) all other federal or state Laws relating to “know your customer”, anti-money laundering rules and regulations, and the Beneficial Ownership Regulation. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)  No Loan Party and no Affiliate or any Loan Party (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. Each Loan Party and its Subsidiaries and Affiliates is in compliance, in all material respects, with the Patriot Act.

7.22  Solvency. The Loan Parties taken as a whole are Solvent. The Loan Parties taken as a whole will continue to be Solvent after the execution and performance of this Agreement and the other Loan Documents.

7.23  [Reserved].

7.24  Disclosure. No representation or warranty made by the Borrower or any other Loan Party in any Loan Document or in any document, instrument or other writing furnished to the Lenders by or on behalf of any Loan Party in connection with the transactions contemplated in any Loan Document does or will contain any untrue material statement of fact or will omit to state any such fact (of which any executive officer of any Loan Party has knowledge) necessary to make the representations, warranties and other statements contained herein or in such other document, instrument or writing not misleading in any material respect when made.

7.25  Foreign Subsidiaries. No subsidiary of any Loan Party is a Foreign Subsidiary.

Article VIII

AFFIRMATIVE COVENANTS

So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until Payment in Full, each Loan Party covenants and agrees as follows:

8.1  Reporting Requirements. The Loan Parties will deliver, or cause to be delivered, to Administrative Agent and Administrative Agent shall deliver the same to each Lender, in each case in Proper Form:

(a)  Annual Financial Statements. Promptly after preparation, and no later than one hundred twenty (120) days after the last day of each fiscal year of the Borrower (commencing with the fiscal year ended January 2, 2021), audited financial statements (including statements of income, statements of retained earnings and cash flows, and a balance sheet) showing the consolidated and, with respect to the Borrower, consolidating financial condition and results of operations of the Borrower as of, and for the year ended on, that last day of such fiscal year and accompanied by the unqualified opinion which is not subject to a “going concern” or limitation as to the scope of such audit (but that, notwithstanding the foregoing, may contain a “going concern” statement that is solely due to (i) the impending maturity of the Facilities scheduled to occur within one (1) year or (ii) any potential inability to satisfy any financial covenant contained in this Agreement on a future date or in a future period) of a firm of independent certified public accountants reasonably satisfactory to Administrative Agent (and the Administrative Agent and the Lenders hereby acknowledge that Deloitte LLP is acceptable to each of them), based on an audit using GAAP, that the financial statements were prepared in accordance with the GAAP and present fairly, in all material respects, the Consolidated financial condition and results of operations of the Borrower.

(b)  Quarterly Financial Statements. Promptly after preparation, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower (commencing with the fiscal quarter ending March 28, 2021), company prepared financial statements (including statements of income, statements of retained earnings and cash flows, and a balance sheet) showing the Consolidated financial condition and results of operations of Borrower as of, and for the fiscal quarter ended on, that last day of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, together with a management discussion and analysis (describing, among other things, the operations, the financial condition and key drivers of the business of Borrower), all in reasonable detail, certified by a Responsible Officer as presenting fairly, in all material respects, the Consolidated financial condition and results of operations of Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations referenced in Sections 8.1(a) and 8.1(b) may be satisfied with respect to financial information of the Borrower by furnishing the Borrower’s Form 10-K or Form 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 8.1).

(c)  Monthly Financial Statements. Promptly after preparation, but in any event within 30 days after the end of each fiscal month of each fiscal year of the Borrower (commencing with the fiscal month ending November 30, 2020), company prepared financial statements (including statements of income, statements of retained earnings and cash flows, and a balance sheet) showing the consolidated and, with respect to the Borrowers, consolidating financial condition and results of operations of Borrower as of, and for the fiscal month ended on, that last day of such fiscal month, and the related consolidated statements of income and cash flows for such fiscal month and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer as presenting fairly, in all material respects, the consolidated and, with respect to the Borrowers, consolidating financial condition and results of operations of Borrower in accordance with GAAP; provided that this clause (c) shall cease to apply following delivery of the monthly financial statements for the month ended March 31, 2022.

(d)  Compliance Certificates. In connection with each financial statement delivered pursuant to clause (a) or (b) of this Section  8.1, the Borrower shall deliver to Administrative Agent (and Administrative Agent shall promptly deliver to each Lender) a Compliance Certificate, executed by a Responsible Officer and setting out a reasonably detailed calculation demonstrating compliance with the financial covenants under Article X of this Agreement and certifying as to whether a Default has occurred and is continuing and, if a Potential Default or Default has otherwise occurred, and is continuing in either case specifying the details thereof and any action taken or proposed to be taken with respect to such other Potential Default or Default.

(e)  Annual Financial Projections. Promptly after preparation and no later than sixty (60) days after the beginning of each fiscal year of the Borrower, a quarter by quarter financial projection for such fiscal year and the fiscal year immediately thereafter (in each case including an income statement and statement of cash flows for each quarter and a balance sheet as of the end of each quarter), such projections to be accompanied by a certificate signed by a Responsible Officer to the effect that such projections have been prepared in good faith and that such Responsible Officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

(f)  Notice of Litigation, Defaults and Other Material Events. Written notice, promptly after any Loan Party receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Loan Party or any Subsidiary of any Company for which the monetary amount at issue is greater than $5,000,000, (ii) the institution of any Litigation involving any Loan Party which seeks equitable or injunctive relief which if adversely determined could reasonably be expected to result in a Material Adverse Event, (iii) any liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of any Company, which could reasonably be expected to result in a Material Adverse Effect, (iv) any claim, action or proceeding challenging a Lien granted by a Loan Party to Collateral Agent or affecting title to all or any material portion of the Collateral, (v) the occurrence of any ERISA Event under, or the institution of steps by any Company to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which any Company may have any liability that could reasonably be expected to result in a Material Adverse Effect, (vi) the occurrence of any event, the institution of any claim, or the incurrence of any contingent liability that could reasonably be expected to result in a Material Adverse Event, (vii) any violation or alleged violation by a Governmental Authority in writing violation of any Specified Law, and (viii) a Default or Potential Default, specifying the nature thereof and what action each Loan Party or any Subsidiary of any Company has taken, is taking, or proposes to take with respect thereto.

(g)  Notice of Changes by a Loan Party. At least thirty (30) days’ prior written notice (with a copy to Collateral Agent) of (i) any proposed relocation of any Company’s chief executive office or principal place of business, (ii) any proposed relocation of the place where each Company’s primary books and records relating to accounts, general intangibles and the Collateral are kept, (iii) a change of any Company’s name or type of organizational structure, (iv) any proposed relocation of any of the Collateral (other than the sale of Collateral to the extent permitted by this Agreement) to a location other than those set out on Schedule 7.7, and (v) any acquisition or creation of a Subsidiary by any Company, or that any Person has become a Subsidiary of any Company. Nothing in this Section  8.1 shall be construed as permitting the acquisition or creation of a Subsidiary to the extent not otherwise expressly permitted hereunder.

(h)  Updated Schedules. Concurrently with or prior to the filing of financial statements referred to in Section 8.1(a) and Section 8.1(b), (i) updated copies of Schedule 7.4, Schedule 7.7, Schedule 7.12 and Schedule 7.17 of this Agreement and Schedule 1, Schedule 2, Schedule 3, Schedule 3.08, Schedule 4, Schedule 5, Schedule 6 and Schedule 7 of the Security Agreement.

(i)  Beneficial Ownership.

(i)  Promptly to Administrative Agent and the Lenders following any request thereof during the term of this Agreement information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

(ii)  Such information and documentation as Administrative Agent or any Lender may request during the term of this Agreement to confirm or maintain the continued accuracy of the information provided in connection with the foregoing clause (i).

(j)  General Information. Promptly, upon reasonable request by the Administrative Agent on behalf of any Lender, such other information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Loan Parties or any other Company.

8.2  Books and Records. Borrower will maintain, and each other Loan Party will maintain, in all material respects, proper books of record and account which permit the financial statements of the Borrower to be prepared in conformity with GAAP applied on a consistent basis.

8.3  Inspections, Meetings and Field Audits; Quarterly Lender Calls.

(a)  Inspections, Meetings and Field Audits. At any reasonable time and from time to time, Borrower will permit, and will cause each Loan Party to permit, representatives of Administrative Agent, Collateral Agent and any Lender upon request:

(i)  to examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrower and any Subsidiary and to discuss the business, operations, and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants, provided that, if the Loan Parties now or at any time hereafter maintain any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Administrative Agent or Collateral Agent, shall notify such party to permit Administrative Agent, Collateral Agent and any Lender free access to such records at all reasonable times and to provide Administrative Agent, Collateral Agent and any Lenders with copies of any records it may reasonably request, all at Borrower’s expense;

(ii)  to schedule and conduct meetings with Borrower (which meetings may be in person or by way of a conference call) with senior management (including without limitation, Borrower’s chief financial officer and the officer in charge of Borrower’s compliance program) for the purpose of providing an update to the Borrower’s business, including as to financial performance; and

(iii)  to conduct Field Audits once during each fiscal year of Borrower, unless a Default or a Potential Default exists and is continuing (in which case Administrative Agent, Collateral Agent or the Lenders may conduct additional Field Audits at their discretion), and the reasonable and documented out-of-pocket costs of (i) each such annual Field Audit and (ii) all Field Audits conducted during the existence and continuation of a Default or Potential Default shall be paid by Borrower.

(b)  Quarterly Lender Calls. Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and one hundred twenty (120) days after the end of the fourth fiscal quarter of each fiscal year of the Borrower, commencing with the fiscal quarter ending on or about January 2, 2021 or such later date as the Administrative Agent may agree, the Borrower shall hold a conference call at a mutually agreeable time with all Lenders who choose to attend such call on which call shall be reviewed the financial results of the previous fiscal quarter and the financial condition of the Borrower and its Subsidiaries; provided that the foregoing may be satisfied by the holding of any quarterly earnings call with public equityholders.

8.4  Maintenance of Existence. Except as otherwise permitted by Section  9.3 or Section  9.4, each Company will do all things necessary to preserve, renew, and keep in effect (a) (i) its existence and good standing in its jurisdiction of organization and (ii) its authority to transact business and good standing in all other jurisdictions where failure to do so under this clause (ii) could reasonably be expected to result in a Material Adverse Event, and (b) all permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights material to the conduct of its business where failure to do so under this clause (b) could reasonably be expected to result in a Material Adverse Event.

8.5  Maintenance of Borrower. Borrower will maintain, and will cause each other Company to maintain, its assets and properties material to the conduct of its business in good working order, condition and repair (ordinary wear and tear excepted) and make all necessary repairs and replacements.

8.6  Insurance.

(a)  Borrower shall maintain in full force and effect and will cause each other Company to maintain (i) casualty insurance on all real and personal property included in the Collateral on an all-risks basis (including, with respect to any real property owned by the Borrower and included in the Collateral, the perils of flood to the extent required by applicable law) covering the repair and replacement cost of all such property, and (ii) insurance coverage for business interruption and public liability insurance (including products/completed operations liability coverage), in each case of the kinds and in amounts and with deductibles customarily carried or maintained by Persons of established reputation engaged in similar businesses. All such insurance shall be provided by financially sound and reputable insurance companies not Affiliates of Borrower and having a minimum A.M. Best rating of A, size category VII. On or prior to the Closing Date, and at all times thereafter, Borrower will cause Collateral Agent to be named as an additional insured, assignee and lender’s loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section  8.6 pursuant to endorsements in form and content reasonably acceptable to Collateral Agent. Borrower will deliver to Administrative Agent and Collateral Agent (i) on or before the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each additional insured, assignee and loss payee of written notice thereof (or 10 days if cancellation is due to non-payment of premium), (ii) within thirty days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the then applicable policy, and (iv) with thirty days prior written notice, notice of any cancellation or nonrenewal of coverage by Borrower.

(b)  [reserved].

(c)  All written communications, documents, certificates of insurance or other material relating to insurance sent to Administrative Agent shall be delivered to Administrative Agent pursuant to the notice provisions contained in Section  13.1.

8.7  Compliance with Laws Generally. Borrower will comply, and each other Loan Party will comply with all Laws applicable to it or its property, including without limitation, Environmental Laws where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

8.8  Compliance with Environmental Laws. Borrower shall (a) comply, and shall cause each other Loan Party to comply, in all respects with any and all Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect, (b) not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s or any other Loan Party’s part or on the part of any third party, on property owned and/or occupied by any Loan Party any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities or where such activity could not reasonably be expected to result in a Material Adverse Effect, and (c) furnish to Administrative Agent promptly and in any event within thirty (30) days after receipt thereof a copy of any material and adverse notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s or any other Loan Party’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources which could reasonably be expected to result in a Material Adverse Effect.

8.9  Compliance with Agreements. Borrower will comply, and will cause each other Loan Party to comply, in all material respects with all terms and conditions of all Material Agreements, whether now or hereafter existing, between or among Borrower and any other party; provided that, Borrower will comply, and will cause each other Loan Party to comply, with the Loan Documents in accordance with the terms and conditions thereof, and notify Administrative Agent promptly in writing upon becoming aware of any default in any material respect in connection with or under any such Material Agreements.

8.10  Payment of Taxes. Borrower will pay or discharge, and will cause each other Loan Party to pay or discharge, at or before maturity or before becoming delinquent, all material Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, provided that, no Loan Party shall be required to pay or discharge any Taxes or other governmental charges which are being contested in good faith by appropriate proceedings diligently pursued and, if applicable, Borrower or such Subsidiary has set aside on its books adequate reserves against such Taxes or charge.

8.11  Collateral Access Agreements. Other than the Collateral Access Agreements delivered on the Closing Date or pursuant to Section  8.20(b), within ninety (90) days (or such later date as may be agreed to in writing by Collateral Agent in its reasonable discretion) of the relocation of any Collateral to a Third Party Location from such location subject to a Collateral Access Agent not already subject to a Collateral Access Agreement, the Borrower will use its commercially reasonable efforts to deliver or cause to be delivered a Collateral Access Agreement with respect to such Third Party Location.

8.12  Lien Claims. Borrower will pay or discharge, and will cause each other Loan Party to pay or discharge, at or before maturity or before becoming delinquent all lawful material claims for labor, material, and supplies, which, if unpaid, would become a Lien (other than a Permitted Lien) upon any of its property; provided that, no Loan Party shall be required to pay or discharge any such claims which are being contested in good faith by appropriate proceedings diligently pursued against and, if applicable, which reserves (or other provision required by GAAP) have been established in accordance with GAAP.

8.13  ERISA. Borrower will comply, and will cause each other Loan Party to comply, with all minimum funding requirements, and all other requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder that could reasonably be expected to result in a Material Adverse Effect.

8.14  Conduct Business. Borrower will continue to conduct, and will cause each other Loan Party to continue to conduct, its primary business of owning, operating and franchising restaurants.

8.15  Deposit Accounts. All deposit accounts of the Loan Parties (other than Excluded Deposit Accounts) existing on the Closing Date shall be subject to Deposit Account Control Agreements no later than ninety (90) days following the Closing Date, or such later date as Administrative Agent shall agree in its sole discretion. After the Closing Date, no Loan Party shall directly or indirectly, establish any new deposit account (other than Excluded Deposit Accounts) unless Collateral Agent, such Loan Party and the bank (or the Person maintaining a financial account, as applicable) at which the deposit account (other than Excluded Deposit Accounts) is to be opened enter into a Deposit Account Control Agreement with respect to such deposit account no later than ninety (90) days following the setting up, acquisition of or transfer to such account (including, without limitation, in the case of an acquisition of a new deposit account in connection with a Permitted Acquisition) or such longer period as may be agreed by Administrative Agent (at the direction of the Required Lenders) in its sole discretion. No Loan Party will deposit proceeds of Collateral in a deposit account which is not a Controlled Account (or a deposit account that will become a Controlled Account pursuant to the requirements set forth in the first and second sentence of this Section  8.15) or an Excluded Deposit Account. To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to a Controlled Account (or a deposit account that will become a Controlled Account pursuant to the requirements set forth in the first and second sentence of this Section  8.15) or an Excluded Deposit Account but are received by any Loan Party, such Loan Party will hold such collections in trust for the benefit of Agent pursuant to an express trust created hereby and promptly remit, in the form received, to a Controlled Account or Excluded Deposit Account.

8.16  Use of Proceeds. The proceeds of the Closing Date Term Loans will be used by the Borrower (i)  to refinance and repay all Debt of the Loan Parties under the Existing Credit Agreement and all accrued interest thereon and expenses relating thereto, (ii) to fund fees and expenses incurred by the Borrower in connection with the transactions contemplated by this Agreement and (iii)for the working capital and general corporate purposes. The proceeds of the Revolving Credit Facility will be used for the Borrower’s working capital, Capital Expenditures and general corporate purposes. The proceeds of any Incremental Loan will be used for Permitted Acquisitions and any acquisition related expenditures in connection therewith and any fees and expenses in connection therewith or for other general corporate purposes (provided that Incremental Loans shall not be used to make any Restricted Payments or payments permitted under Section  9.16), subject in each case to any restrictions in this Agreement.

8.17  Preserve Collateral. In the event any material claim is asserted in writing in respect of title to any Collateral or Collateral Agent’s Lien on such Collateral (other than with respect to Permitted Liens), the applicable Loan Party shall appear in and defend any such action or proceeding at Borrower’s reasonable expense.

8.18  Further Assurances. Borrower will execute and deliver, and each other Loan Party (as applicable) will (a) execute and deliver, promptly upon the reasonable request of Administrative Agent or Collateral Agent, as applicable, such documents and instruments as may be necessary to correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Administrative Agent or Collateral Agent, as applicable, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interest (other than Excluded Property) to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness, and priority of any of the Security Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Collateral Agent and the Secured Parties the rights granted or hereafter intended to be granted to Collateral Agent and the Secured Parties under any Security Documents or any other Loan Documents. Each Loan Party shall provide documentary and other evidence of any Loan Party’s identity as may be requested by any Agent or any Lender at any time to enable such Agent or such Lender to verify such Loan Party’s identity to comply with any applicable Law, including, without limitation Section 326 of the Patriot Act.

8.19  [Reserved].

8.20  Post-Closing Deliverables.

(a)  Deposit Account Control Agreements. No later than ninety (90) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), the Loan Parties will deliver to Administrative Agent Deposit Account Control Agreements with respect to Borrower’s accounts other than with respect to Excluded Deposit Accounts as required by Section  8.15.

(b)  Collateral Access Agreements. No later than ninety (90) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), Borrower will (i) deliver or cause to be delivered to Administrative Agent a Collateral Access Agreement for its headquarters and (ii) use its commercially reasonable efforts to deliver or cause to be delivered to Administrative Agent a Collateral Access Agreement for the other Third Party Locations listed on attached Schedule 8.20;

(c)  Pledged Equity Interests. No later than ten (10) Business Days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), the Collateral Agent shall have received, to the extent evidenced by certificates or if the same would constitute securities under Article 8 of the UCC, original certificates evidencing all of the Equity Interests issued by each Loan Party (other than the Borrower), accompanied with equity transfer powers executed in blank by each of the owners of such Equity Interests, in each case in Proper Form.

(d)  Insurance. No later than forty-five (45) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), the Loan Parties shall deliver to the Collateral Agent lender’s loss payable endorsements in favor of Collateral Agent with respect to all insurance policies required by Section  8.6 covering Collateral.

Administrative Agent shall promptly notify each Lender of the receipt of the deliverables set forth in this Section  8.20.

Article IX

NEGATIVE COVENANTS

So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until the Obligations are Paid in Full, each Loan Party covenants and agrees as follows:

9.1  Debt. No Company will incur, create, assume or permit to exist, and no Company will permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except (a) Debt in respect of the Obligations and Debt in respect of any Incremental Facilities, (b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business, (c) purchase money Debt or Debt to provide the purchase price or cost of construction of an asset and Capital Lease Obligations incurred in the ordinary course of business that do not exceed $7,000,000 in the aggregate at any one time outstanding, (d) Debt among the Loan Parties, (e) guaranties by any Loan Party of Permitted Debt, (f) indemnities and warranties arising under agreements entered into by any Loan Party in the ordinary course of business, (g) trade payables and other current liabilities incurred in the ordinary course of business, (h) Tax liabilities, (i) any financed portion of the premium for any Loan Party’s insurance policies; provided that, such financed portion is paid within the required due dates, (j) Debt of a Loan Party in respect of performance bonds, bid bonds, appeal bonds, completion guaranties, surety bonds and similar obligations, in each case provided in the ordinary course of business, (k) Permitted Subordinated Debt and Permitted Unsecured Debt of the Borrower and its Subsidiaries in an aggregate principal amount not in excess of $15,000,000 at any one time outstanding, (l) Debt in connection with a Sale and Leaseback Transaction to the extent permitted under Section 9.17, (m) Debt outstanding on the Closing Date and described on Schedule 9.1 and any Permitted Refinancing of such Debt, (n) Debt constituting Hedge Obligations under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes and permitted under Section  9.12, (o) other Debt not to exceed $5,000,000, (p) guaranties by any Loan Party with respect to obligations under check processing and cashing agreements in the ordinary course of the Loan Parties’ business and (q) Debt up to, but not to exceed, $5,000,000 in the aggregate at any one time outstanding, in the form of one or more letters of credit or letter of credit facilities (including the Existing Letters of Credit).

9.2  Limitation on Liens. No Loan Party will incur, create, assume or permit to exist, and no Loan Party will permit any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (collectively, “Permitted Liens”) (a) Liens securing the Obligations, (b) Liens existing on the Closing Date and described on Schedule 9.2 and any Lien granted as a removal, extension or replacement or substitute therefor, provided that such replacement or substitute Lien does not encumber any property other than the property subject thereto on the Closing Date and that such Liens shall secure only those obligations which they secure on the Closing Date and any Permitted Refinancing of such obligations, (c) Liens on the assets (and no other assets) which secure purchase money Debt, Debt incurred to construct an asset, rental obligations, and Capital Lease Obligations and operating lease obligations permitted under Section 9.1(c), (d) easements, rights-of-way, encumbrances and other restrictions on the use of real property which do not materially impair the use thereof, (e) Liens for Taxes; provided that, (i) no amounts are due and payable, or (ii) the validity or amount thereof is being or will immediately be contested in good faith by lawful proceedings diligently conducted, and reserve or other provision required by GAAP has been made or will promptly be made, (f) judgments and attachments so long as such judgments or attachments do not violate Section  11.1(g), (g) pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (h) rights of offset or statutory banker’s Lien arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its Affiliates, (i) protective lease filings for operating leases and capital leases encumbering only the property subject to such leases, (j) good-faith pledges or deposits made in the ordinary course of business to secure (x) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (y) statutory or governmental obligations, or (z) surety or appeal bonds, or indemnity, performance or other similar bonds, which, in the aggregate under this clause (j), do not exceed $1,500,000 at any time outstanding, (k) Liens (other than for Taxes) imposed by operation of law (including Liens of mechanics, materialmen, repairmen, warehousemen, carriers and landlords and similar Liens); provided that, either (i) no amounts are due and payable and no Lien has been filed or agreed to with respect thereto or (ii)(x) the validity or amount thereof is being or will immediately be contested in good faith by lawful proceedings diligently conducted, (y) reserve or other provision required by GAAP has been made or will promptly be made, and (z) within 60 days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible), (l) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon, (m) Liens securing Debt permitted to be incurred under this Agreement with respect to the financing of insurance premiums, to the extent such Liens do not attach or otherwise extend to any other assets of any Loan Party other than the returned premiums on such insurance policies, (n) Liens arising by operation of law in favor of banks encumbering deposits held by such institution in the ordinary course, (o) [reserved], (p) Liens on Excluded Property so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $2,000,000 at any time outstanding, (q) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by a Company in the ordinary course of its business and covering only the assets so leased or licensed, (r) leases, subleases, licenses, sublicenses granted to others in the ordinary course of business, (s) additional Liens so long as the principal amount of Debt and other obligations secured thereby does not exceed $2,000,000 in the aggregate (t) Liens for Permitted Subordinated Debt pursuant to Section 9.1(k) and (u) Liens on cash to secure Debt incurred under Section 9.1(q) up to, but not to exceed, 105% of the aggregate amount of such letters of credit incurred under Section 9.1(q).

9.3  Mergers, Acquisition, Dissolutions and Acquisitions. No Loan Party may (whether in one transaction or a series of transactions), without the prior written consent of Required Lenders, (a) acquire all or any substantial portion of the Equity Interests issued by any other Person (other than (i) Equity Interests owned by the Loan Parties in their respective Subsidiaries as of the Closing Date, (ii) in connection with a Permitted Acquisition and (iii) as permitted by clause (f) below), (b) acquire all or any substantial portion of the assets of any other Person (other than (i) a Loan Party and (ii) in connection with a Permitted Acquisition), (c) merge, combine, consolidate, or divide with any other Person (other than (i) a Loan Party merging, combining, consolidating or dividing with another Loan Party and (ii) in connection with a Permitted Acquisition); provided that, in each case under clauses (a) - (c), if the Borrower is party to such acquisition, the Borrower must be the purchaser, and if the Borrower is party to such merger, combination, consolidation or division, the Borrower must be the survivor to such merger, combination or consolidation or in the case of division, the Borrower shall own all of the assets of the parties to such division, (d) liquidate, wind up, dissolve or divide (or suffer any liquidation, wind up, dissolution or division), provided that, a Loan Party may liquidate, wind up, dissolve or divide in a transaction in which all of its assets are transferred to another Loan Party except that if the Borrower is a party to such liquidation, wind up, dissolution or division, the Borrower must be the transferee or in the case of division, the resulting owner of all of the assets of such divided party, (e) suspend operations in any material respect, or (f) create any Subsidiaries other than in the ordinary course of business so long as such Subsidiary (to the extent it is not, or will not become upon such creation, an Excluded Subsidiary) becomes a Guarantor and complies with Article V. Notwithstanding the foregoing, nothing herein shall prevent any Loan Party or any Subsidiary of a Loan Party from (u) dissolving or liquidating any Immaterial Subsidiary, (x) purchasing, leasing or otherwise acquiring (in a single transaction or a series of related transactions) real property in connection with a Permitted Construction Transaction, (y) except as otherwise limited or prohibited herein, purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business and (z) Permitted Investments set forth in Section 9.7 of this Agreement.

9.4  Disposition of Assets. No Loan Party may (whether in one transaction or a series of transactions), without the prior written consent of Required Lenders, make any Disposition, except (a) Dispositions of assets in the ordinary course of business which (i) are obsolete or worn out, (ii) are no longer used in such Loan Party’s business or (iii) set forth on Schedule 9.4, (b) Dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in the ordinary course of business or otherwise in connection with the compromise, settlement or collection thereof, (c) Dispositions of assets by any Loan Party to another Loan Party that is the Borrower or a Guarantor, (d) Dispositions of property by any Excluded Subsidiary to another Excluded Subsidiary or to a Loan Party, (e) other Dispositions not otherwise permitted by this Section 9.4 made in the ordinary course of business not to exceed $1,000,000 individually or in the aggregate in any fiscal year subject to compliance with Section 3.3(b)(ii)(E), (f) the lapse, abandonment, cancellation or non-exclusive license of any immaterial intellectual property, (g) (w) Dispositions permitted by Section  9.3, (x) the granting of Permitted Liens, (y) the making of investments permitted by Section  9.7, and (z) the declaration and payment of Restricted Payments permitted by Section  9.5, (h) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement subject to the Borrower’s compliance with Section  3.3(b)(ii)(B), (i)  leases, subleases, licenses and sublicenses in the ordinary course of business, (j) Dispositions of cash and cash equivalents in the ordinary course of business, (k) [reserved], (l) the unwinding of any Hedge Agreement in accordance with its terms, (m) (A) the sale, transfer, lease or other Disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash; (n) the sale, transfer or other Disposition of property or assets to an unrelated party not in the ordinary course of business where and to the extent that such sale, transfer or other disposition is the result of theft, loss, physical destruction or damage, taking or similar event with respect to any of the Loan Parties or any of their Subsidiaries’ respective property or assets; (o) the sale, lease, transfer or other Disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Loan Parties or any of their Subsidiaries; (p) the sale, lease, transfer, closure or other Disposition (including, without limitation, refranchising) of Restaurants and real property related thereto, the termination or non-renewal of leases or the subletting of Restaurants, in each case as determined to be prudent in the reasonable judgment of the senior officers of the Borrower; (q) Sale and Leaseback Transactions to the extent permitted under Section 9.17; and (r) any Disposition of other assets or property not otherwise permitted or included under the foregoing clauses (a) through (q) for fair market value provided that, (i) no Potential Default or Default has occurred and is continuing or would be caused thereby, (ii) at least 75% of the proceeds of such Disposition shall consist of cash or cash or cash equivalents, (iii) shall be in an amount no less than the fair market value of such assets, and (iv) to the extent such assets are or constitute Collateral subject to compliance with Section 3.3(b)(ii)(E), provided that (A) with respect to clauses (o), (p) and (q) above at least 75% of the consideration received therefor by the Loan Parties or any such Subsidiary shall be in the form of cash or Cash Equivalents, assets used in the business or capital stock, (B) after giving effect to any Disposition pursuant to clause (q) above, the Loan Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Article X hereof, recalculated for the most recently ended fiscal quarter for which information is available and (C) with respect to clause (q) above, no Potential Default or Default shall exist or shall result therefrom; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall, without the consent of any Lender, release its Liens relating to the particular assets sold.

9.5  Restricted Payments; Restrictive Agreements.

(a)  No Loan Party may declare or make any Restricted Payments other than (i) Distributions declared or made by such Loan Party wholly in the form of its capital stock or other Equity Interests, (ii) Distributions by a Loan Party to another Loan Party, (iii) Tax Distributions, (iv) non-cash repurchases of Equity Interests of Borrower deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants or similar equity incentive awards, (v) the purchase, redemption or other acquisition of shares of Equity Interests of Borrower from employees, former employees, directors or former directors of any Company (or permitted transferees of such employees, former employees, directors or former directors) following the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of any Company in an aggregate amount not to exceed $1,000,000 in any fiscal year, (vi) other Restricted Payments in an aggregate amount not to exceed $3,000,000, or (vii) other Restricted Payments in an aggregate amount not to exceed the Available Amount subject to satisfaction of the Available Amount Conditions.

(b)  Borrower will not, and will not permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any Restrictive Agreement, other than in any case: (i) this Agreement and the other Loan Documents, (ii) any Permitted Subordinated Debt in accordance with the requirements of “Permitted Subordinated Debt”, (iii) applicable Law, (iv) customary restrictions and conditions contained in any agreement relating to, and limited to the assets subject to, any Disposition permitted by Section  9.4 pending the consummation of such Disposition in effect until consummation of such Disposition, (v) restrictions imposed by agreements governing purchase money Debt, Debt to provide the purchase price or cost of construction of an asset or Capital Lease Obligations and the assets subject thereto (and no other assets), in each case incurred in accordance with Section 9.1(c) and Section 9.2(c), (vi) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto, (vii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (viii) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business and any Permitted Lien or any document or instrument giving any Permitted Lien and (ix) letters of credit pursuant to Section 9.1(q).

9.6  Loans and Advances. No Loan Party will make, and no Loan Party will permit any Subsidiary to make, any advance, loan or extension of credit to any Person (including any employee, officer, manager, or director of the Borrower or any other Loan Party) other than: (i)  advances, loans and extensions or credit to employees, directors and officers of any Company to finance the acquisition of Equity Interests in Borrower which do not, in the aggregate, exceed $1,000,000 in any fiscal year, (ii) advances, loans and extensions of credit between or among the Loan Parties, and (iii) to the extent constituting an advance, loan or extension of credit, any investment permitted by Section  9.7.

9.7  Investments. Except as set forth on Schedule 9.7, no Loan Party will make, and no Loan Party will permit any Subsidiary to make, any capital contribution to or investment in (or purchase, or permit any Subsidiary to purchase), any Equity Interests, bonds, notes, debentures, or other securities of any Person, except (a) Cash and Cash Equivalents, (b) for each Loan Party, the Equity Interests of such Loan Party’s Subsidiaries and investments between or among Loan Parties, (c) non-cash proceeds from Dispositions permitted under Section  9.4, (d) Permitted Acquisitions, (e) loans, advances and extensions of credit permitted by Section  9.6, (f) to the extent constituting an investment, Permitted Debt and Permitted Liens, (g) investments consisting of prepaid expenses and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (h) guarantees by a Loan Party or any of its Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations of a Loan Party or any of its Subsidiaries that do not constitute Debt, in each case entered into in the ordinary course of business, (i) investments in respect of Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes and in accordance with Section  9.12, (j) Investments existing as of the Closing Date as set forth on Schedule 9.7) (which shall include new Restaurant development); (k) receivables owing to the Loan Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (m) the construction or development of a new Restaurant; provided, however, that in each such case, at the time such Loan Party enters into a contract obligating a Loan Party or any of its Subsidiaries to commence construction or develop a new Restaurant which obligates any Loan Party to pay greater than $250,000 in the aggregate (i) no Potential Default or Default shall have occurred and be continuing or would exist after giving effect to the construction or development of the new Restaurant, and (ii) after giving effect to the construction or development of such new Restaurant on a Pro Forma Basis the Loan Parties are in compliance with each of the financial covenants set forth in Article X and (each such construction or development of a new Restaurant permitted pursuant to this clause (m) shall be referred to in this Agreement as a “Permitted Construction Transaction”); (n) other investments in an aggregate amount not to exceed $3,000,000, and (o) other investments not to exceed the Available Amount subject to satisfaction of the Available Amount Conditions.

9.8  [Reserved.]

9.9  Accounting. No Loan Party will make, and no Loan Party will permit any Subsidiary to make, any change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.10  Change of Business. No Loan Party will, and will not permit any Company to, enter into, any type of business which is materially different from the business in which such Person is engaged as of the Closing Date or any business reasonably related or incidental thereto or a reasonable extension thereof.

9.11  Transactions With Affiliates. No Loan Party will enter into or permit to exist, and no Loan Party will permit any Company to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates on terms which are less favorable than are obtainable from any Person who is not an Affiliate of such Loan Party or such Company, provided that, the foregoing shall not prohibit: (i) [reserved], (ii) transactions between and among Loan Parties, (iii) Restricted Payments permitted by Section  9.5, (iv) advances, loans and extension of credit permitted to be made pursuant to Section  9.6 and investments permitted to be made pursuant to Section  9.7 (other than investments in an Affiliate on a non-arm’s length basis), and (v) reasonable employment and severance arrangements and payment of reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option, stock incentive, and other benefit plans) and customary indemnification arrangements.

9.12  Hedge Agreements. No Loan Party will, and will not permit any Company to, enter into any Hedge Agreement, other than Hedge Agreements permitted under this Agreement as in effect on the date hereof and which are entered into solely for interest rate hedging in the ordinary course of business and not for speculative purposes.

9.13  Compliance with Government Regulations. No Loan Party will, and no Loan Party will permit any other Loan Party or Company to, (a) at any time be in violation of any Law if the violation of such Law would result in (i) any Lender being prohibited from making any Credit Extension to any Company, (ii) any material limitation on the ability of any Lender to make a Credit Extension to any Company, or (iii) any Lender being prohibited from otherwise conducting business with any Company, or (b) fail to provide documentary and other evidence of any Company’s identity as may be requested by Administrative Agent or any Lender at any time to enable Administrative Agent or such Lender to verify such Company’s identity or to comply with any applicable Law, including, without limitation Section 326 of the Patriot Act.

9.14  Organizational Documents; Subordinated Debt.

(a)  No Loan Party may modify, repeal, replace, amend or otherwise modify (or permit any modification, repeal, replacement, amendment or modification to) any provision of its Organizational Documents in any manner, other than (i) modifications, supplements, or waivers that do not in any material respect increase the obligations, or limit the rights of, such Loan Party, and (ii) modifications that could not reasonably be expected to be materially adverse to the Lenders except as required by applicable Law;

(b)  [Reserved].

(c)  No Loan Party may modify, repeal, replace, amend or otherwise modify (or permit any modification, repeal, replacement, amendment or modification to) any provision of any Subordinated Debt in any manner contrary or inconsistent to that permitted under the applicable Subordination Agreement.

9.15  Assignment. No Loan Party may assign or transfer any of its rights, duties or obligations under any of the Loan Documents, provided that the foregoing shall not prohibit any transaction otherwise permitted by Section  9.3 or Section  9.4.

9.16  Prepayment of Debt; Payment on Subordinated Debt.

(a)  No Loan Party may make payments on account of the principal of, repay, prepay, repurchase, redeem or defease Subordinated Debt or any interest thereon prior to when the Obligations are Paid in Full or otherwise in respect of Subordinated Debt except (i) in accordance with any applicable Subordination Agreement, (ii) to the extent representing the payment of regularly scheduled interest, which may be in cash or in kind or (iii) using the Available Amount subject to satisfaction of the Available Amount Conditions.

9.17  Sale and Leaseback Transactions. The Loan Parties will not, nor will they permit any Subsidiary to, directly or indirectly, enter into a Sale and Leaseback Transaction, provided that the Loan Parties may enter into a Sale and Leaseback Transaction for (i) the properties listed on Schedule 9.17 (the “Specified Properties”) and (ii) for properties other than any Specified Property, so long as the Loan Parties are in compliance with each of the financial covenants in Article X of this Agreement after giving effect to such Sale and Leaseback Transaction on a Pro Forma Basis.

Article X

FINANCIAL COVENANTS

So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until the Obligations are Paid in Full, the Borrower covenants and agrees as follows:

10.1  Minimum Liquidity. Prior to the Covenant Changeover Date, Borrower shall not permit at any time Liquidity to be less than $20,000,000 (the “Liquidity Threshold”).

10.2  Total Leverage Ratio. (a) From and after the Covenant Changeover Date, Borrower shall not permit at any time its Total Leverage Ratio to be greater than 3.50 to 1.00 and (b) from and after July 3, 2023, Borrower shall not permit at any time the Total Leverage Ratio to be greater than 3.00 to 1.00:

The financial covenant in this Section  10.2 shall be (a) measured on a consolidated basis for the Borrower and its Subsidiaries, and (b) calculated and tested on a quarterly basis as of the last day of each fiscal quarter of the Borrower and its Subsidiaries, commencing with the fiscal quarter ending after the Covenant Changeover Date.

10.3  [Reserved].

10.4  Equity Cure Right. For purposes of determining compliance with the financial covenants set forth in Section 10.2, any cash equity contribution to Borrower (funded with proceeds of common equity or other preferred equity in a form reasonably satisfactory to the Administrative Agent), which shall be substantially concurrently contributed to the capital of Borrower, on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 8.1(a) or Section  8.1(b) will, at the irrevocable election of Borrower, be included in the calculation of EBITDA for such fiscal quarter solely for the purposes of determining compliance with the financial covenants set forth in Section  10.2 at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a Specified Equity Contribution); provided that (a) no Lender shall be required to make any extension of credit during the ten (10) Business Day period referred to above unless Borrower has received the proceeds of such Specified Equity Contribution or all such Defaults and Potential Defaults shall have been waived in accordance with the terms of this Agreement, (b) (i) in each consecutive four fiscal quarter period there will be at least two fiscal quarters in which no Specified Equity Contribution is made, (ii) Specified Equity Contributions may not be made in consecutive fiscal quarters, and (iii) there shall be no more than four (4) Specified Equity Contributions made in the aggregate after the Closing Date, (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower and its Subsidiaries to be in compliance with the financial covenants set forth in Section 10.2, (d) all Specified Equity Contributions (x) will be disregarded for all other purposes, including the calculation of EBITDA for the purpose of calculating basket levels, pricing and other items governed by reference to EBITDA and (y) will be in readily available funds, and (e) the proceeds of each Specified Equity Contribution shall be contributed to Borrower as an equity contribution in the form of common Equity Interests or preferred Equity Interests in a form reasonably satisfactory to the Administrative Agent and applied to repay the Term Loans pursuant to Section 3.3(b)(ii)(C). Upon Borrower’s receipt of such Specified Equity Contribution, the applicable financial covenants set forth in Section 10.2 shall be deemed to be satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the applicable financial covenants and any Potential Default or Default under such applicable financial covenants shall be deemed not to have occurred for purposes of the Loan Documents.

Article XI

DEFAULT

11.1  Default. The term “Default” means the occurrence of any one or more of the following events:

(a)  Default in Payment. Borrower shall fail to pay (i) any principal of the Obligations when due or (ii) any interest on the Obligations when due or any other amount due under this Agreement or any Loan Document when due and such failure under this clause (ii) shall continue unremedied for five (5) Business Days after written notice has been delivered by Administrative Agent.

(b)  Inaccuracy of Representations. Any representation or warranty made or deemed made by any Loan Party (or any respective officers of any Company) in this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, or in any certificate, report or notice incorrect in any material respect when made or deemed to have been made.

(c)  Breach of Covenants. Any Loan Party shall fail to perform, observe or comply with (i) any covenant, agreement or term applicable to it contained in Section 8.1(a)-(e), 8.1(f)(viii), 8.4 (solely with respect to the Borrower), Article IX or Article X of this Agreement or (ii) any covenant, agreement or term in this Agreement or any other Loan Document applicable to it (other than Section  11.1(a) or the preceding clause (i)) and, with respect to this clause (ii), such failure shall have continued un-remedied for a period of thirty (30) days.

(d)  Insolvency - Voluntary Proceedings. Any Loan Party shall (i) voluntarily commence any proceeding or file any petitions seeking liquidation, reorganization, or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section  11.1(e) below, (iii) apply for or consent to an appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official or such Loan Party or for its substantial part of its assets, (iv) file an answer admitting a material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate or other action for the purpose of effecting any of the foregoing.

(e)  Insolvency - Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, or other relief in respect of any Loan Party or its debt, or a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party, or for a substantial part of its’ assets, and, in each such case, such proceeding or petitions shall continue undismissed or unstayed for 60 consecutive days or an order or a decree approving or ordering any of the foregoing shall be entered.

(f)  Insolvency. Any Loan Party shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

(g)  Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any other Loan Party or any Subsidiary of any Company, or any combination thereof, and the same shall remain undischarged or unsatisfied for a period of 30 consecutive days during which execution shall not be effectively stayed or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Loan Party or any Subsidiary of any Company to enforce any such judgment.

(h)  Cross-Default.

(i)  Material Debt. Any Loan Party shall (A) fail to pay when due any principal of or interest on any Debt (other than the Obligations), the aggregate outstanding amount (or unfunded commitment) of which is in excess of $5,000,000, and such failure beyond the period of grace if any, provided for in the instrument or agreement governing such Debt or under which such Debt was created, or (B) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Obligations), the aggregate outstanding amount (or unfunded commitment) of which is in excess of $5,000,000, or contained in any instrument or agreement evidencing, securing or relating to such Debt, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Debt to become due prior to its stated maturity or required to be prepaid, defeased or redeemed (any applicable grace period having expired); for purposes of this clause (h)(i), the “principal amount” of the obligations in respect of Hedging Agreements at any time shall be the Hedge Termination Value that would be required to be paid by a Loan Party if such Hedging Agreements were closed out and terminated at such time.

(ii)  Subordinated Debt. An event of default or default (however therein described) shall occur in any document evidencing any Subordinated Debt and shall continue beyond the period of grace if any, provided for in the instrument or agreement governing such Subordinated Debt or under which such Subordinated Debt was created.

(i)  Invalidity of Loan Documents. This Agreement or any other Loan Document shall cease to be in full force and effect (other than in accordance with the express terms thereof) or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party or any of their respective owners, or any Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any material portion of the Collateral purported to be covered thereby (subject to Permitted Liens).

(j)  Change of Control. A Change of Control occurs.

(k)  ERISA Events. An ERISA Event occurs which has resulted or could reasonably be expected to result in a Material Adverse Event.

11.2  Remedies Upon Default. If any Default shall exist and be continuing, Administrative Agent or Collateral Agent, as applicable, may, and, upon the written direction of the Required Lenders, shall, do any one or more of the following: (a) declare the Obligations or any part thereof (including, without limitation, any Applicable Premium (if any)) to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate Commitments without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to Collateral Agent to secure payment and performance of the Obligations and demand payment from the Guarantors, and (d) exercise any and all rights and remedies afforded by the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity or otherwise; provided that, upon the occurrence of a Default under any of Section  11.1(d), (e) or (f), the obligation of each Lender to make Loans shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Loans and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.

11.3  Performance by Agents. If any Loan Party shall fail to perform within any applicable grace or cure period any covenant, duty, or agreement contained in any of the Loan Documents and/or a Default exists, Administrative Agent or Collateral Agent, as applicable, may (at the written direction of the Required Lenders) but not required to perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party. If a Default exists, each Agent is further authorized by Borrower and the Lenders to make expenditures from time to time which such Agent, in its reasonable business judgment (at the written direction of the Required Lenders), deems necessary or desirable to (i) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. The Borrower hereby agrees to reimburse each Agent on demand for any and all documented out-of-pocket costs, expenses, liabilities (which includes the cost of each Agents’ legal counsel) and obligations incurred by such Agent pursuant to this Section  11.3, together with interest thereon at the Default Rate from the date of such expenditure until paid. Each Lender hereby agrees to indemnify each Agent upon demand for any and all costs, expenses, liabilities (which includes the costs of each Agents’ legal counsel) and obligations incurred by such Agent pursuant to this Section  11.3. Notwithstanding the foregoing, it is expressly agreed that neither any Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document or shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement, any of the other Loan Documents or the exercise of any of its rights or powers (other than as a result of any Agent’s gross negligence or willful misconduct as determined in a final non-appealable decision by a court of competent jurisdiction). If it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it, each Agent may decline to act unless it receives indemnity and/or security satisfactory to it in its sole discretion, including an advance of moneys necessary to take the action requested.

11.4  Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section  11.2 or any Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to each Agent in its capacity as Administrative Agent or Collateral Agent, in the amounts described in this clause First payable to it;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, the balance, if any, after all of the Secured Obligations have been Paid in Full, to Borrower or as otherwise required by applicable Law.

Article XII

THE AGENTS

12.1  Appointment and Authority. Each of the Lenders hereby irrevocably appoints Fortress Credit Corp. to act on behalf of the Lenders as Administrative Agent and Fortress Credit Corp. to act on behalf of the Lenders as Collateral Agent under this Agreement and the other Loan Documents and each of Administrative Agent and Collateral Agent is hereby authorized to take such actions on behalf of the Lenders under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Subject to the terms of Section  13.8 and to the terms of the other Loan Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Article are solely for the benefit of Administrative Agent, Collateral Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations and to act as senior representative under any applicable intercreditor agreement, together with such powers and discretion as are reasonably incidental thereto. In this connection, Collateral Agent (and any co-agents, sub- agents and attorneys-in-fact appointed by Administrative Agent pursuant to this Article XII for purposes of holding, perfecting or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Collateral Agent, shall be entitled to the benefits of all provisions of Articles XII and XIII (including Section  13.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Should any Lender (other than Collateral Agent) obtain possession or control of any such assets, such Lender shall notify Collateral Agent in writing thereof, and, promptly upon Collateral Agent’s request therefor, shall deliver such assets to Collateral Agent or in accordance with Collateral Agent’s instructions or transfer control to Collateral Agent in accordance with Collateral Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by Collateral Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. In addition to the foregoing, each Lender, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably authorizes Administrative Agent, at the Required Lenders’ option and discretion, to enter into any Other Intercreditor Agreement (or similar agreements with the same or similar purpose and each of which are satisfactory to the Required Lenders) and any other subordination or intercreditor agreement (each of which are satisfactory to the Required Lenders) to effect the subordination of Subordinated Debt, as applicable, and as Administrative Agent for and on its behalf in accordance with the terms specified in this Agreement. Each Lender (and each Person that becomes a Lender hereunder in accordance with the terms hereof) and each other Secured Party (by receiving the benefits under an Other Intercreditor Agreement and any such subordination and intercreditor agreement and of the Collateral pledged pursuant to the Security Documents) agrees that the terms of the Other Intercreditor Agreement and any such subordination and intercreditor agreement shall be binding on such Lender and its successors and assigns, as if it were a party thereto. Each Lender (and each Person that becomes a Lender hereunder in accordance with the terms hereof) and each other Secured Party hereby authorizes and directs Administrative Agent to enter into the Other Intercreditor Agreement and any such subordination and intercreditor agreement on behalf of such Secured Party and agrees that Administrative Agent (at the direction of the Required Lenders) may take such actions on its behalf as are contemplated by the terms of the Other Intercreditor Agreement and any such subordination or intercreditor agreement. Administrative Agent shall notify the Secured Parties of the effectiveness of the Other Intercreditor Agreement and any such subordination or intercreditor agreement promptly after such execution and shall provide a copy of the executed Other Intercreditor Agreement and any such subordination or intercreditor agreement to the Secured Parties promptly after its effectiveness.

12.2  Rights as a Lender. The Person serving as Administrative Agent under this Agreement shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent under this Agreement in its individual capacity.

12.3  Indemnification. THE LENDERS JOINTLY AND SEVERALLY AGREE TO INDEMNIFY AND HOLD HARMLESS EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY BORROWERS), RATABLY ACCORDING TO THE OUTSTANDING TERM LOANS THEN HELD BY EACH OF THEM (OR, IF NO SUCH TERM LOANS ARE AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH TERM LOANS ARE AT THE TIME OUTSTANDING AND NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY AGENT- RELATED PERSON IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY ANY AGENT-RELATED PERSON UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH AGENT-RELATED PERSON), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM ANY AGENT-RELATED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE ANY AGENT-RELATED PERSON PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT OF POCKET EXPENSES (INCLUDING AGENT AND COUNSEL FEES) INCURRED BY SUCH AGENT-RELATED PERSON IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT SUCH AGENT-RELATED PERSON IS NOT REIMBURSED FOR SUCH BY BORROWERS.

12.4  Exculpatory Provisions.

(a) Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set out in this Agreement and in the other Loan Documents, and their duties under this Agreement shall be mechanical and administrative in nature. Without limiting the generality of the foregoing, neither Administrative Agent nor Collateral Agent:

(i)  shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)  shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)  shall (x), except as expressly set out in this Agreement and in the other Loan Documents, have any duty to disclose, and (y) be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or Collateral Agent or any of their Affiliates in any capacity.

(b)  No Agent-Related Person shall be liable for any action taken or not taken by it or them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections  13.8 and 11.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non- appealable judgment. Administrative Agent and Collateral Agent may at any time request written instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents such Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions satisfactory to it from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. In the absence of written instructions, Administrative Agent or Collateral Agent, as applicable, may act (or refrain from acting) as it reasonably considers to be in the best interest of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent or Collateral Agent, as applicable, as a result of it or them acting (or refraining from acting) as it or they consider to be in the best interest of the Lenders under this Agreement or any of the other Loan Documents or otherwise acting (or refraining from acting) in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), no Agent shall have any obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes such Agent to any liability for which it has not received satisfactory indemnification and/or security in accordance with the provisions of Section  13.3. Neither the Administrative Agent nor Collateral Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for (which includes prefunding), such risk or liability is not reasonably assured to it.

(c)  Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into or verify (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under this Agreement or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out in any Loan Document, (iv) the validity, effectiveness, sufficiency, genuineness or enforceability of this Agreement, any other Loan Document or any other agreement, instrument or document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Potential Default, (vi) the financial condition of any Loan Party or any other Person, or (vii) the satisfaction of any condition set out in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent or Collateral Agent, as applicable.

(d)  Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

12.5  Reliance by Agent; Notice of Default.

(a)  Each of Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition under this Agreement to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Each of Administrative Agent and Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

(b)  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Potential Default or Default and stating that such notice is a “Notice of Default”. Administrative Agent will notify each Lender of its receipt of any such notice. Administrative Agent shall take such action with respect to such Potential Default or Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Default as it shall deem advisable or in the best interests of Lenders.

12.6  Delegation of Duties. Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub- agents appointed by Administrative Agent or Collateral Agent, as applicable. Each of Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub- agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent, as applicable. Neither Administrative Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent or Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.7  Liability of Agent-Related Persons.

(a)  No Agent-Related Person shall:

(i)  be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein);

(ii)  except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(iii)  be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Section 6.1 or Section 6.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent;

(iv)  be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers; or

(v)  be liable, without prejudice to the generality of clauses (i) through (iv) above, for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of (A) any act, event or circumstance not within its control; or (B) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action;

provided, that neither Administrative Agent nor Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay or may affect a forfeiture, modification or termination of property under the Bankruptcy Code and similar debtor relief laws of the United States or other applicable jurisdictions.

12.8  Resignation of Agent.

(a)  Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower to the extent no Default shall then exist and be continuing (which approval shall not unreasonably be withheld or delayed), to appoint a successor administrative agent or collateral agent, as applicable. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set out above, subject to the approval of the Borrower to the extent no Default shall then exist and be continuing (which approval shall not unreasonably be withheld or delayed). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)  If the Person serving as Administrative Agent or Collateral Agent, as applicable, is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, subject to the approval of the Borrower to the extent no Default shall then exist and be continuing (which approval shall not unreasonably be withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents (except that in the case of any Collateral security held by Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such Collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, under this Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable), and the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations under this Agreement or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s, as applicable, resignation or removal under this Agreement and under the other Loan Documents, the provisions of this Article XII and Section  13.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent, as applicable, was acting in such capacity.

12.9  Non-Reliance on and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any Agent-Related Person or any Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any Agent- Related Person or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished under this Agreement or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

12.10  No Other Duties, etc. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent or Collateral Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Commitments held by it, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

12.11  File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Collateral Agent and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Collateral Agent and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Collateral Agent and Administrative Agent under Sections  3.8 and  13.3) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent or Collateral Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent or Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent or Collateral Agent and their respective agents and counsel, and any other amounts due to Administrative Agent or Collateral Agent under Sections  3.8 and  13.3.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.12  Credit Bidding.

(a)  Collateral Agent, on behalf of itself and the Lenders and at the written direction of the Required Lenders, shall have the right to credit bid and purchase for the benefit of Collateral Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by Collateral Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with applicable Laws.

(b)  Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Laws to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

12.13  Collateral and Guaranty Matters.

(a)  The Lenders irrevocably authorize Collateral Agent, at its option and in its discretion,

(i)  to release any Lien granted to or held by Collateral Agent under any Loan Document (A) upon termination of the Commitments and when all Obligations are Paid in Full; (B) on property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; or (C) subject to Section  13.8, if approved, authorized or ratified in writing by the Required Lenders. Upon request by Collateral Agent at any time, Lenders will confirm in writing Collateral Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section  12.13;

(ii)  to subordinate any Lien on any property granted to or held by Collateral Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 9.2(c); and

(iii)  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Collateral Agent at any time, the Required Lenders will confirm in writing Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section  12.13.

(b)  COLLATERAL AGENT SHALL NOT BE RESPONSIBLE FOR OR HAVE A DUTY TO ASCERTAIN OR INQUIRE INTO ANY REPRESENTATION OR WARRANTY REGARDING THE EXISTENCE, VALUE OR COLLECTABILITY OF THE COLLATERAL, THE EXISTENCE, PRIORITY OR PERFECTION OF COLLATERAL AGENT’S LIEN THEREON, OR ANY CERTIFICATE PREPARED BY ANY LOAN PARTY IN CONNECTION THEREWITH, NOR SHALL COLLATERAL AGENT BE RESPONSIBLE OR LIABLE TO THE LENDERS FOR ANY FAILURE TO MONITOR OR MAINTAIN ANY PORTION OF THE COLLATERAL.

12.14  Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 11.5 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Article XIII

MISCELLANEOUS

13.1  Notices.

(a)  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)  if to Borrower or any other Loan Party, to it at 14800 Landmark Blvd, Suite 500, Dallas, Texas 75254, Attention of Dirk Montgomery (Facsimile No. (972) 702-9305);

(ii)  if to Administrative Agent, to it at Fortress Capital Corp. c/o Fortress Investment Group, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention of David N. Brooks, General Counsel and David Sharpe, Credit Operations and to Morgan J. McClure, Managing Director, Fortress Investment Group, 3290 Northside Pkwy NW, Suite 350 Atlanta, GA 30327 with a copy (which shall not constitute notice) to Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, GA 30309 Attention of Jordan Myers;

(iii)  if to Collateral Agent, to it at to it at Fortress Capital Corp. c/o Fortress Investment Group, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention of David N. Brooks, General Counsel and David Sharpe, Credit Operations and to Morgan J. McClure, Managing Director, Fortress Investment Group, 3290 Northside Pkwy NW, Suite 350 Atlanta, GA 30327 with a copy (which shall not constitute notice) to Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, GA 30309 Attention of Jordan Myers; and

(iv)  if to a Lender, to it at its address set out in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section  13.1(b) below, shall be effective as provided in said Section  13.1(b).

(b)  Electronic Communications.

(i)  Notices and other communications to any Agent and the Lenders under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)  Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)  Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications under this Agreement by notice to the other parties to this Agreement.

(d)  Platform.

(i)  Each Loan Party agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)  The Platform is provided “as is” and “as available.” Administrative Agent and its Related Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Administrative Agent of any of its Related Parties in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Related Parties have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of communications through the Platform, unless as a result of the gross negligence or willful misconduct of the Administrative Agent or any of its Related Parties as determined by a court of competent jurisdiction by final non-appealable judgment. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to this Section  13.1, including through the Platform.

13.2  No Deemed Waiver; Cumulative Remedies. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

13.3  Costs and Expenses; Indemnity; Damage Waiver; Costs and Expenses.

(a)  Costs and Expenses. Borrower shall pay all (i) reasonable and documented out of pocket costs and expenses incurred by Administrative Agent, Collateral Agent and their Affiliates (including the reasonable and documented fees, charges and disbursements of one outside counsel for Administrative Agent and Collateral Agent and their respective Affiliates), in connection with (A) the syndication of the Facilities, and (B) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by Administrative Agent, Collateral Agent and any Lender (including the fees, charges and disbursements of any outside counsel for Administrative Agent, Collateral Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made under this Agreement, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. In addition, Borrower agree to pay promptly following written demand (i) all such costs, expenses, Other Taxes, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest contemplated by any Security Document or any other document referred to therein, (ii) all reasonable and documented costs and expenses incurred in connection with inspections, Field Audits, or monitoring in connection with and pursuant to the terms and conditions of the Loan Documents, and (iii) all reasonable and documented costs, expenses, and other charges in respect of insurance, flood insurance (if any), title insurance (if any), surveys (if any), appraisals, lien searches, other due diligence, or notary fees procured with respect to Liens created pursuant to the Security Documents, in each case, in accordance with the terms and conditions of the Loan Documents.

(b)  Indemnification by Borrower. BORROWER SHALL INDEMNIFY EACH AGENT-RELATED PERSON, EACH LENDER AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY OUTSIDE COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING BORROWERS OR ANY OTHER LOAN PARTY) OTHER THAN SUCH INDEMNITEE AND ITS RELATED PARTIES ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY BORROWER OR ANY OF ITS SUBSIDIARIES IN VIOLATION OF ENVIRONMENTAL LAW, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (B) RESULT FROM A CLAIM BROUGHT BY ANY BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S FUNDING OR OTHER MATERIAL OBLIGATIONS UNDER THIS AGREEMENT OR UNDER ANY OTHER LOAN DOCUMENT, IF ANY BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION OR (C) RESULT FROM ANY DISPUTE SOLELY AMONG INDEMNITEES (OTHER THAN ANY CLAIMS AGAINST AN INDEMNITEE IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN ADMINISTRATIVE AGENT, COLLATERAL AGENT OR ANY SIMILAR ROLE HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION OF ANY BORROWER OR ANY OF ITS AFFILIATES). THIS SECTION  13.3(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c)  Reimbursement Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section  13.3 to be paid by it to any Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub- agent), or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section  3.5(e).

(d)  Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof provided that, the forgoing waiver and agreement shall not limit the Borrower’s indemnification obligations to the extent set forth in this Agreement or the other Loan Documents to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder or thereunder. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, absent the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.

(e)  Payments. All amounts due under this Section shall be payable promptly and not later than five (5) Business Days after demand therefor.

13.4  Survival. Each party’s obligations under Section  13.3 shall survive the termination of the Loan Documents and payment or full satisfaction of the Obligations under this Agreement.

13.5  Governing Law; Submission to Jurisdiction. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

13.6  Waiver of Jury Trial. EACH LOAN PARTY, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

13.7  Successors and Assigns.

(a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) to an assignee in accordance with the provisions of Section  13.7(b), (ii) by way of participation in accordance with the provisions of Section  13.7(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section  13.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section  13.7(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i)  Minimum Amounts.

(A)  in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to such assigning Lender’s Pro Rata Share of each Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section  13.7(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned; and

(B)  in any case not described in Section  13.7(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of each such Facility, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this paragraph (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities (in the event that the Revolving Credit Facility is not the sole credit facility under this Agreement) on a non-pro rata basis.

(iii)  Required Consents. No consent shall be required for any assignment except to the extent required by Section  13.7(b)(i)(B) and, in addition:

(A)  the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) a Default, has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)  the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)  Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that, Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)  No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or (C) so long as no Default pursuant to Sections  11.1(a), 11.1(d), 11.1(e) or  11.1(f) has occurred and is continuing, any Disqualified Lender.

(vi)  No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)   Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender under this Agreement, no such assignment shall be effective unless and until, in addition to the other conditions thereto set out herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Commitment Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each other Lender under this Agreement (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender under this Agreement shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section  13.7(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  4.2 and  13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party under this Agreement arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section  13.7(d).

(c)  Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.7(c) and Sections 13.27(d) and 4.7 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)  Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person or any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section  4.1(d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant and required the unanimous consent of the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections  4.1, 4.2, and  4.5 (subject to the requirements and limitations therein, including the requirements under Section  4.1(f) (it being understood that the documentation required under Section  4.1(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section  13.7(b); provided that such Participant (A) agrees to be subject to the provisions of Section  4.7 as if it were an assignee under Section  13.7(b); and (B) shall not be entitled to receive any greater payment under Sections  4.1 or  4.2, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section  4.7 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section  3.7 as though it were a Lender; provided that such Participant agrees to be subject to Section  3.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-l(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for such Lender as a party hereto.

13.8  Amendments, Consents and Waivers.

(a)  Neither this Agreement nor any provision of this Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (with an executed copy provided to Administrative Agent) or, in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon or reduce any fees payable under this Agreement, without the written consent of each Lender affected thereby (provided that this clause (ii) shall not apply to the waiver of the application of the Default Rate pursuant to Section  3.1(b)), (iii) reduce any fees payable under this Agreement, without the written consent of each Lender affected thereby (iv) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable under this Agreement, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) alter the pro rata sharing of payments required under this Agreement or the application of payments set forth in Section  3.3(c), Section 3.6 or Section  11.4, without the written consent of each Lender, (vi) change any of the provisions of this Section  13.8 or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights under this Agreement or make any determination or grant any consent under this Agreement, without the written consent of each Lender, (vii) release all or substantially all the Guarantors from their Guarantees under their Guaranty except as expressly provided in the Guaranty, or limit the liability of the Guarantors in respect of their Guaranty, without the written consent of each Lender, (viii) release all or substantially all of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit Collateral Agent from releasing any Collateral, or require the consent of the other Lenders for such release, if such release is expressly permitted under this Agreement, (ix) approve any amendment or waiver that would result in the Lenders under one class or tranche of Loans receiving a lesser prepayment or repayment relative to any other class or tranche of the Loans without the written consent of Lenders holding Loans representing more than 50% of the aggregate Loans under such negatively affected class or tranche (x) (x)subordinate the Liens securing the Obligations except as permitted by Section 12.13(a)(ii), or (y) subordinate the rights to receive payments under, the Loans to any other Debt not permitted under this Agreement without the written consent of each Lender affected thereby or (xi) modify the provisions of Section 6.2 without the consent of the Required Revolving Lenders (in addition to the Required Lenders); provided that, (i) no such agreement shall amend, modify or otherwise affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent or Collateral Agent under this Agreement without the prior written consent of the Administrative Agent or Collateral Agent, as applicable and (ii) amendments that affect only the Revolving Credit Facility (and no other Facility) shall require the consent of the Required Revolving Lenders (and not the Required Lenders).

(b)  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c)  Notwithstanding anything to the contrary herein, no Term Lender that is a Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (i) the Commitment of such Defaulting Lender may not be increased or extended and (ii) the principal amount of any Loan held by such Defaulting Lender, the rate of interest thereon and any fees payable to the Defaulting Lender under this Agreement (if any) may not be reduced with respect to such Defaulting Lender, in each case, without the consent of such Defaulting Lender.

(d)  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(e)  Notwithstanding anything to the contrary in this Agreement and subject to no Default having occurred and be continuing, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the maturity date of each such Lender’s Term Loans, and, subject to the terms hereof, otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans so extended, as well as the original Term Loans (to the extent not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(i)  except as to interest rates (which shall be subject to the MFN Provisions), fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the final parenthetical in this clause (i) and subject to the immediately succeeding clauses (ii), (iii) and (iv), be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Lenders), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date);

(ii)  the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans extended thereby and the amortization schedule applicable to Term Loans pursuant to Section  3.2(a)(ii) for periods prior to the original maturity date of the Term Loans shall not be increased;

(iii)  the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;

(iv)  any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended tranches of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(v)  if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Lenders have accepted such Extension Offer.

With respect to all Extensions consummated by the Borrower pursuant to this Section  13.8(e), (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections  3.3(a) or  3.3(b) and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches be tendered. Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section  13.8(e) (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

No consent of any Lender or Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (on behalf of all Loan Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section  13.8(e). Administrative Agent shall promptly notify each Lender of the effectiveness of each such amendment.

In connection with any Extension, the Borrower shall provide Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or reasonably acceptable to, Administrative Agent, in each case acting to accomplish the purposes of this Section  13.8(e). In addition, the effectiveness of any Extension shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section  6.2 and, to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section  6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to Administrative Agent).

This Section  13.8(e) shall supersede any provisions of this Section  13.8 to the contrary.

13.9  [Reserved].

13.10  Survival of Indemnification and Representation and Warranties.

(a)  Survival of Indemnification. All indemnities set out herein shall survive the execution and delivery of this Agreement, the making of the Loans, the repayment of the Loans and the other Obligations and the termination of the Commitments under this Agreement.

(b)  Survival of Representations and Warranties. All representations and warranties made under this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations have been Paid in Full. Such representations and warranties have been or will be relied upon by Administrative Agent, Collateral Agent and each Lender, regardless of any investigation made by Administrative Agent, Collateral Agent or any Lender or on their behalf and notwithstanding that Administrative Agent, Collateral Agent or any Lender may have had notice or knowledge of any Default or Potential Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Commitment remains in effect or any Loan or any other Obligation under this Agreement shall remain unpaid or unsatisfied.

(c)  Survival of Yield Protection Provisions. The provisions of Article IV shall survive and shall continue in full force and effect as long as any Commitment remains in effect or any Loan or any other Obligation under this Agreement shall remain unpaid or unsatisfied.

13.11  USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

13.12  Foreign Lender Reporting Requirements. If any Foreign Lender becomes a party to this Agreement, such Lender will deliver to Borrower and Administrative Agent such documents and forms related to such status as Borrower or Administrative Agent may require.

13.13  Document Imaging. The Borrower understands and agrees that (a) Administrative Agent’s, Collateral Agent’s and one or more Lender’s document retention policy involves (or may involve) the imaging of executed loan documents and the destruction of the paper originals, and (b) the Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

13.14  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article VI, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”‘) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)  Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.15  Treatment of Certain Information; Confidentiality.

(a)  Each of Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement or any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights under this Agreement or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments under this Agreement; (vii) on a confidential basis to (A) any rating agency in connection with rating Borrower or their Subsidiaries or the Facilities or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (viii) with the consent of Borrower; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower or their Affiliates who, insofar as not otherwise known to them, is not prohibited from transmitting the information.

(b)  For purposes of this Section  13.15, “Information” means all information received from Borrower or any of their Subsidiaries relating to Borrower or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or any of their Subsidiaries; provided that, in the case of information received from Borrower or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential or consists of financial and other reports required to be submitted under Section  8.1 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section  13.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.16  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-in Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the Applicable Resolution Authority.

13.17  ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

13.18  Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Secured Hedge Agreement, a Treasury Services Agreement or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. (b) As used in this Section 13.18, the following terms have the following meanings: BHC Act Affiliate of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity shall mean any of the following:

i.    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii.   a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii.  a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.19  Benchmark Replacement Setting.

(a)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)  Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 13.19 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 13.19.

(d)  Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)  Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of LIBOR Loans of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)  Certain Defined Terms. As used in this Section 13.19:

Available Tenor means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 13.19.

Benchmark means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 13.19.

Benchmark Replacement means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of : (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)  the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)  the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

Benchmark Replacement Conforming Changes means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Benchmark Replacement Date means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Unavailability Period means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 13.19 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 13.19

Corresponding Tenor with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

Daily Simple SOFR means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

Early Opt-in Election means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

Floor means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

ISDA Definitions means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

Reference Time with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

Relevant Governmental Body means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

SOFR means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

SOFR Administrator means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

Term SOFR means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Unadjusted Benchmark Replacement means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

USD LIBOR means the London interbank offered rate for U.S. dollars.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

ADMINISTRATIVE AGENT:

FORTRESS CREDIT CORP.

By:	/s/ David M. Prael
	Name:	David M. Prael
	Title:	Authorized Signatory

COLLATERAL AGENT:

FORTRESS CREDIT CORP.

By:	/s/ David M. Prael
	Name:	David M. Prael
	Title:	Authorized Signatory

LENDER:

FORTRESS CREDIT CORP.

By:	/s/ David M. Prael
	Name:	David M. Prael
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Dirk Montgomery
	Name:	Dirk Montgomery
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]